UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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KAMAN CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLOOMFIELD, CONNECTICUT

NEAL J. KEATING
CHAIRMAN OF THE BOARD, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

February 28, 2011

To Our Shareholders:

I would like to extend a personal invitation to you to join us at our Annual Meeting of Shareholders which will be held on Wednesday, April 27, 2011 at 11:00 A.M. local time at the company’s corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002.

At this year’s meeting, you will be asked to vote on the election of three (3) directors, to provide the Board with your advisory vote on our executive compensation program and the frequency that you would like to have this vote, and to ratify KPMG LLP as the company’s independent auditors. We encourage you to attend the meeting, however if you are unable to attend, your voice is important to us so please vote your shares.

We also want to let you know that Charles H. Kaman, our founder, passed away recently at the age of 91. Charlie was a visionary aerospace executive, an accomplished inventor, a highly talented musician, and a leader and mentor to many long-serving Kaman employees. His contribution to our company, our industry and our country cannot be overstated. His legacy will endure and he will continue to serve as an inspiration to all Kaman employees.

On behalf of our Board of Directors, we look forward to seeing you at the meeting.

Sincerely,

Neal J. Keating
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
APRIL 27, 2011

The Annual Meeting of Kaman Corporation’s Shareholders will be held at the company’s corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, on Wednesday, April 27, 2011, at 11:00 a.m., local time, for the following purposes:

1. To elect three (3) Class 3 Directors to serve for terms of three (3) years each and until their successors are duly elected and qualify.

2. To provide an advisory vote on executive compensation.

3. To provide an advisory vote on the frequency of the executive compensation advisory vote.

4. To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm.

5. To transact such other business as may properly come before the meeting.

The close of business on February 18, 2011 has been fixed as the record date for determining the holders of Common Stock entitled to notice of, and to vote at, the meeting.

In connection with our meeting, we have prepared a meeting notice, a proxy statement, and our annual report to shareholders, all of which provide details of our activities and financial performance. On February 28, 2011, we mailed the meeting notice (called a Notice of Internet Availability of Proxy Materials) which contains details for our shareholders’ use of this process to access these materials online and instructions for submitting proxies by telephone or the Internet. We have used this online access format since 2008 when it was first permitted by the Securities and Exchange Commission (“SEC”) because we think that electronic delivery expedites the delivery of materials, reduces printing and postage costs and eliminates bulky paper documents from your files, creating a more efficient process for both shareholders and the company.

If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the materials, unless you specifically request one. This notice contains instructions on how to obtain a paper copy of the materials. If you have received paper copies of the materials, a proxy card will also be enclosed.

You may vote by using the Internet, by telephone or mail, or by attending the meeting in person. If you plan to attend in person, you will need to provide proof of share ownership, such as an account or brokerage statement and a form of personal identification in order to vote your shares.

All shareholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Candace A. Clark
Senior Vice President, Chief Legal Officer, and Secretary

Dated February 28, 2011

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS ENCOURAGES YOU TO VOTE YOUR SHARES USING THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. AS AN ALTERNATIVE, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH DOES NOT REQUIRE POSTAGE. VOTING OVER THE INTERNET, BY THE TOLL FREE NUMBER OR COMPLETING AND MAILING A PROXY CARD WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING. YOUR PROMPT RESPONSE IS MUCH APPRECIATED.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2011

GENERAL INFORMATION

The Board of Directors (the “Board” or “board”) of Kaman Corporation (the “company” or “Company”) is soliciting proxies from our shareholders in connection with our annual meeting of shareholders (the “meeting” or “annual meeting”) to be held on Wednesday, April 27, 2011 (or at any adjournments or postponements thereof), at the time, place and for the purposes described in the accompanying Notice of Annual Meeting of Shareholders dated February 28, 2011. We will only conduct business at the meeting if shares representing a majority of all outstanding Common Stock entitled to vote are either present in person or represented by proxy at the meeting. We believe that the only matters to be brought before the meeting are those referenced in this proxy statement. If any other matters are presented, the persons named as proxies may vote your shares in their discretion.

On February 28, 2011, this proxy statement and our annual report to shareholders were mailed to those shareholders who have previously requested paper copies and made available to all shareholders at (http://www.proxyvoting.com/kamn). On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on a web site referred to in the Notice of Internet Availability of Proxy Materials that accompanies this proxy statement. You will not receive a printed copy of our proxy materials unless you request it by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials explains how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also explains how you may submit your proxy via telephone or the Internet. Our proxy materials, whether in paper or electronic form, and proxy submission, are available to you free of charge.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held On April 27, 2011.

The proxy statement, proxy card and annual report to shareholders are available at: (http://www.proxyvoting.com/kamn)

Information About Voting at the Annual Meeting

Voting Rights and Outstanding Shares

Only holders of record of the company’s Common Stock at the close of business on February 18, 2011 (the “record date”) are entitled to notice of and to vote at the annual meeting. As of February 18, 2011, the company had 26,090,481 shares of Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the meeting. All votes will be counted by the company’s transfer agent, BNY Mellon Shareowner Services, who will be appointed as inspector of election for the annual meeting and who will separately tabulate “for”, “against” and “withhold” votes, votes on the frequency of holding an advisory vote on executive compensation, abstentions and broker non-votes.

Submitting Your Proxy

Before the annual meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions contained in the Notice of Internet Availability of Proxy Materials. You can do this by (i) using the Internet (http://www.proxyvoting.com/kamn), (ii) calling the toll-free telephone number (1-866-540-5760) or (iii) if you have a printed copy of our proxy materials, by completing, signing and dating the proxy card where indicated and mailing or otherwise returning the card to us prior to the beginning of the annual meeting. Voting using the Internet or telephone will be available until 11:59 PM on Tuesday, April 26, 2011.

How to Submit Your Proxy if you are a “Beneficial Owner”

If your shares of Common Stock are held in the name of a bank or broker, you should follow the instructions on the form you receive from that firm. The availability of Internet or telephone voting will depend on that firm’s voting processes. If you choose not to vote by Internet or telephone, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. If you do not provide instructions to the broker, that firm will only be able to vote your shares with respect to “routine” matters. Please note that pursuant to recent revised broker voting regulations, the only routine matter for the company’s 2011 annual meeting and the only matter for which brokers will have the discretion to vote, is Proposal 4 (Ratification of Auditors). The broker must have proper instructions from you in order to vote with respect to Proposals 1 (Election of Directors), Proposal 2 (Advisory Vote on Executive Compensation) and Proposal 3 (Advisory Vote on Frequency of Executive Compensation Advisory Votes). Without proper instructions from you, the broker will not have the power to vote on those three proposals and this will be considered a “broker non-vote” for each such proposal. We recommend that you contact your broker to assure that your shares are properly voted.

How Your Proxy Will be Voted

All properly submitted proxies received prior to the annual meeting will be voted in accordance with their terms. If a proxy is returned signed, but without instructions for voting, the shares of Common Stock it represents will be voted as recommended by the Board of Directors. If a proxy is returned improperly marked, the Common Stock it represents will be counted as present for purposes of determining a quorum but will be treated as an abstention for voting purposes. Unsigned proxies will not be counted for any purpose.

Broker non-votes and proxies marked to abstain or withhold from voting with respect to any item to be voted upon at the annual meeting generally are not considered for purposes of determining the tally of votes cast for or against such item and, therefore, will not affect the outcome of the voting with regard to any proposal, except that proxies marked to withhold authority for the election of any Director (a “Director” or “director”) are included in the tally of votes cast for purposes of our majority voting policy, which is described below. Accordingly, a vote to withhold authority for the election of any director has the same effect as a negative vote under our majority voting policy.

How to Revoke Your Proxy

Whichever voting method you choose, a properly submitted proxy may be revoked at any time before it is counted at the annual meeting. You may revoke your previously submitted proxy by (i) casting a new vote using the Internet or by telephone; (ii) giving written notice to the company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the annual meeting, or (iii) attending the annual meeting and voting in person. If you submit a later dated proxy, it will have the effect of revoking any proxy that you submitted on an earlier date and will constitute a revocation of all previously granted authority to vote for every proposal included on any previously submitted proxy. If you plan to revoke a proxy for shares of Common Stock that are held in the name of a bank or broker, please be sure to contact your bank or broker to ensure that your revocation has been properly processed, or if you plan to revoke a proxy for such shares by voting in person at the annual meeting, be sure to bring personal identification and a statement of your bank or brokerage that shows your ownership of such shares.

Attendance at the annual meeting will not by itself revoke a proxy. Written revocations or later-dated proxies should be hand-delivered to the Corporate Secretary at the annual meeting or sent to Kaman Corporation, Corporate Headquarters, 1332 Blue Hills Avenue, Bloomfield, CT 06002, Attention: Corporate Secretary.

Vote Required for Quorum and Adoption of Proposals 1, 2, 3 and 4

Under Connecticut law, our Common Stock holders may only take action on a matter at the annual meeting if a quorum exists with respect to that matter. A majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. With respect to each of Proposals 1, 2, 3 and 4, a majority of the votes entitled to be cast on each matter by Common Stock holders will constitute a quorum for action on that matter. For this purpose, only shares of Common Stock held by those present at the annual meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the company as provided herein will be considered to be represented at the annual meeting. All shares of Common Stock represented at the annual meeting will be counted for quorum purposes without regard to abstentions or broker non-votes as to any particular item.

Directors (Proposal 1) are elected by a plurality of the votes cast, but our Board has supplemented the state law voting requirement with a majority voting policy which is described in more detail below. Proxies may be voted only for the number of nominees named by the Board of Directors. Approval of the Advisory Vote on Executive Compensation (Proposal 2) requires that there be more votes cast for the Proposal than against the Proposal. Approval of the Advisory Vote on Frequency of the Advisory Executive Compensation Vote (Proposal 3) also requires that there be more votes cast for the Proposal than against the Proposal. If none of the frequency choices receives sufficient votes for approval under the state law voting requirement, the frequency choice that receives the most votes will be considered by the Board to be the expression of the company’s shareholders as to their preference and will be taken into account by the Board in making its determination as to the frequency of future advisory votes on executive compensation. Approval of the ratification of KPMG LLP as the company’s independent registered public accounting firm (Proposal 4) requires that there be more votes cast for the Proposal than against the Proposal.

Board Recommendations “FOR” Proposals 1, 2, and 4; Consideration of Proposal 3 Results

The Board of Directors recommends a vote “For” Proposals 1, 2, and 4 and as to Proposal 3, the board recommends a vote for “One Year”. The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in those Proposals and the notice of annual meeting of shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.

Vote Results

We will announce preliminary voting results at the annual meeting. We will file a Current Report on Form 8-K containing the final voting results with the SEC within four business days of the annual meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

Policy Regarding Director Elections Where a Majority Vote Is Not Received

Since 2006 the Board has maintained a policy (described in its Governance Principles which are available at http://www.kaman.com by clicking on “Corporate Governance”) that addresses certain circumstances when a Director nominee has not received a majority of the votes cast with respect to that director’s elections or re-election. Briefly, in an uncontested election for Directors (one in which the number of nominees does not exceed the number of Directors to be elected) at a properly called and held meeting of shareholders, any Director nominee who is elected by a plurality vote, but does not receive a majority of the votes cast for that nominee shall promptly tender his or her resignation once the shareholder vote has been certified by the company’s tabulation agent. A “majority of the votes cast” means that the number of shares voted “FOR” a Director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that Director’s election. “Votes cast” include votes to withhold authority and exclude abstentions and broker non-votes with respect to that Director’s election. The Corporate Governance Committee will thereafter recommend to the Board whether to accept or reject that resignation and, depending on the recommendation, whether or not a resulting vacancy should be filled. The Board will then act, taking into account the Committee’s recommendation. The Board will publicly disclose its decision and the rationale therefor in a press release to be disseminated in the customary manner, together with the filing of a Current Report on Form 8-K with the SEC. This process shall be completed within ninety (90) days after the shareholder vote certification. A Director who has tendered his or her resignation shall not participate in the Corporate Governance Committee’s determination process and/or the Board’s action regarding the matter.

In determining whether or not to accept a Director’s resignation for failure to secure a majority of the votes cast for him or her, the Corporate Governance Committee and the Board will consider the matter in light of the best interests of the company and its shareholders and may consider any information that they consider relevant and appropriate, including the:

•	Director’s qualifications in light of the overall composition of the Board;
•	Director’s past and anticipated future contributions to the Board;
•	stated reasons, if any, for the “withheld” votes and if the underlying cause can be otherwise addressed; and
•	potential adverse consequences of accepting the resignation, including failure to comply with any applicable rule or regulation (including Nasdaq rules or federal securities laws) or triggering defaults or other adverse consequences under material contracts or the acceleration of change in control provisions and other rights in employment agreements, if applicable.

If the Board accepts the resignation, it may, in its sole discretion, (a) fill the resulting vacancy with any other person, or (b) reduce the number of Directors of the Board to equal the number of remaining Directors. If the Board elects to fill the resulting vacancy on the Board, the term of the Director so elected shall expire at the next annual meeting of shareholders at which Directors are to be elected.

If the Board does not accept the resignation, that Director will continue to serve until the annual meeting for the year in which such Director’s term expires and until such Director’s successor shall be duly elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Solicitation Costs

The company pays the cost of preparing, printing and mailing proxy material, as well as the cost of any required solicitation of proxies. The solicitation will be made by mail and Internet and may also include participation of the company’s officers and employees personally or by telephone, facsimile, or Internet, without additional compensation. The company has engaged BNY Mellon Shareowner Services to assist with the solicitation of proxies and expects to pay approximately $7,500 for these services, plus expenses. The company may also be required to reimburse brokers, dealers, banks, voting trustees or their nominees for reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners.

Copies

Upon a shareholder’s written request, the company will provide free of charge, a copy of its annual report to shareholders, which includes the company’s annual report on Form 10-K, including financial statements and the financial statement schedules for the year ended December 31, 2010.

PROPOSAL 1

ELECTION OF THREE CLASS 3 DIRECTORS FOR THREE-YEAR TERMS

The Board of Directors Recommends a Vote “FOR” All Nominees

In accordance with the company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”), each director holds office until the annual meeting for the year in which such director’s term expires and until his or her successor shall be elected and shall qualify, unless he or she dies, resigns, retires, or is removed from office and further subject to the company’s majority voting policy, described at page 3. Three individuals are nominated for election at the 2011 Annual Meeting for three-year terms that will expire at the annual meeting in 2014, each of whom is currently a Board member. This group includes: Brian E. Barents, George E. Minnich, and Thomas W. Rabaut.

Following is information about each of the three director nominees, in addition to the six directors whose terms continue after the annual meeting, including name, age, and professional experience during the last five years as well as the qualifications, attributes and skills that the Board believes qualifies each individual for service on the Board. None of the organizations listed as business affiliates of the directors is an affiliate of the company.

Class 3 Director Nominees for Election at the 2011 Annual Meeting

Brian E. Barents
Mr. Barents, 67, has been a director since 1996. He is the retired President and Chief Executive Officer of Galaxy Aerospace Corp. Prior to that, he was President and Chief Executive Officer of Learjet, Inc. He is also a director of CAE, Inc., and during the past five years was a director at Hawker Beechcraft, Nordam Corp. and Aerion Corp. These positions demonstrate Mr. Barents’ extensive history of senior executive leadership and board participation in the aerospace industry. His professional background provides the Board with additional perspectives about the aerospace industry from both commercial and defense-related standpoints as well as regarding marketing and sales trends, and international markets.

George E. Minnich
Mr. Minnich, 61, has been a director since 2009. He served as Senior Vice President and Chief Financial Officer of ITT Corporation, then a $9 billion commercial and defense business, from 2005 until his retirement in 2007. Prior to that, he served for twelve years in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator Company and of Carrier Corporation. As a Certified Public Accountant, he also held various increasingly senior positions with Pricewaterhouse Coopers (then Price Waterhouse) from 1971 to 1993, culminating in Audit Partner from 1984 to 1993. He is a director of AGCO Corporation and Belden Corporation. Mr. Minnich also possesses a Bachelor of Science degree in Accounting from Albright College.
As described above, Mr. Minnich provides the Board with extensive financial and accounting experience gained over a more than thirty-five year career,. This experience was important to the Board in connection with his initial election as a means to provide additional depth of capability to the board’s Finance and/or Audit Committees. As a current member of the Audit Committee, he is designated an “audit committee financial expert” as defined by SEC regulations. Mr. Minnich has also served on the boards and audit committees of other organizations during the past five years, including AGCO Corporation, a manufacturer and distributor of agricultural equipment and Belden Corporation, a manufacturer of high-speed electronic cables, connectivity and networking products. Mr. Minnich’s senior-level operational background also provides the Board with additional perspectives regarding the aerospace industry, defense contracting, international sales and acquisitions.
Thomas W. Rabaut
Mr. Rabaut, 62, has been a director since 2008. Mr. Rabaut has served as a Senior Advisor to The Carlyle Group, a global private equity firm, since January 2007. From June 2005 to January 2007, he was President of the Land & Armaments Operating Group of BAE Systems, a global leader in the design, development and production of military systems. From January 1994 to June 2005, he served as President and Chief Executive Officer of United Defense Industries, Inc., which was acquired by BAE Systems in 2005. He is a director of Cytec Industries, Inc., a premier supplier of advanced composite products. These positions demonstrate Mr. Rabaut’s extensive history of senior executive leadership in the defense and aerospace industries. At Carlyle, Mr. Rabaut also serves in the chairman role at Radio Holdings, the owner of ARINC, a Carlyle portfolio company that provides communication and information technology products and services to government and industry. Early in his career, Mr. Rabaut was also associated with FMC Corporation, a predecessor of United Defense Industries in a variety of increasingly senior operations roles. His professional and board experience provide the Board with additional perspectives about the aerospace industry, defense markets, international markets, acquisitions from both commercial and defense-related standpoints as well as market and sales trends.

Continuing Directors
Class 1 Directors Whose Term Expires in 2012

E. Reeves Callaway III
Mr. Callaway, 63, has been a director since 1995. He is the Founder and President and Chief Executive Officer of The Callaway Companies, an engineering services firm which is involved in the high technology composites industry and has presence in Europe and the U.S. With this background, Mr. Callaway provides the Board with senior executive insight into the conduct of global operations, the composites business, and marketing and sales trends.
Karen M. Garrison
Ms. Garrison, 62, has been a director since 2006. She retired as President of Pitney Bowes Business Services, a major manufacturer of postal equipment/software and service provider, in 2004. She is a director of Standard Parking Corporation and Tenet Healthcare and during the past five years was a director at North Fork Bank. These positions demonstrate Ms. Garrison’s senior executive roles which provide operational insight to the Board, particularly from acquisition, human resources, information technology, government contracting and distribution perspectives. Ms. Garrison also brings to the Board extensive experience in finance and accounting, from her Bachelor of Science degree in Accounting from Rollins College and Master of Business Administration from Florida Institute of Technology to progressively senior roles as Controller, Worldwide Controller, Vice President — Finance and Chief Financial Officer over a ten-year period during her tenure at Pitney Bowes and its subsidiary, Dictaphone Corporation. This experience was important to the Board in connection with her initial election as a means to provide additional depth of capability to the Finance and/or Audit Committees. In fact, during her previous tenure on the Board’s Audit Committee, Ms. Garrison was designated an “audit committee financial expert” as defined by SEC regulations.

A. William Higgins
Mr. Higgins, 52, has been a director since 2009. He is Chairman, CEO and President of CIRCOR International, Inc., a global diversified manufacturing company that designs, manufactures, and supplies valves, related products and services to OEMs, processors, manufacturers, the military, and utilities that rely on fluid-control to accomplish their missions. Prior to March 2008, he held the offices of President and Chief Operating Officer and Executive Vice President and Chief Operating Officer of CIRCOR. Prior to joining CIRCOR in 2005, Mr. Higgins spent thirteen years in a variety of senior management positions with Honeywell International and Allied Signal. Leslie Controls, Inc., a wholly owned subsidiary of CIRCOR and an entity for which Mr. Higgins serves as a director and vice president, filed for bankruptcy in July 2010 attributable to asbestos litigation involving Leslie Controls. Mr. Higgins’ professional background provides the board with additional perspective on international operations, the defense industry, acquisitions, and both distribution and aerospace markets. In addition to his service at CIRCOR, Mr. Higgins’ experience at Honeywell International and Allied Signal provided him with a strong background in the aerospace industry. The fact that Mr. Higgins is a sitting CEO also provides the Board with important insights regarding the perspective of an executive leading another company of roughly similar size in the current global economic environment.
Class 2 Directors Whose Term Expires in 2013

Neal J. Keating
Mr. Keating, 55, was elected President and Chief Operating Officer as well as a Director of the company in September 2007. In January 2008, he became President and Chief Executive Officer and in March 2008 he was appointed to the additional position of Chairman. Prior to joining the company, Mr. Keating served as Chief Operating Officer at Hughes Supply, a $5.4 billion wholesale distributor that was acquired by Home Depot in 2006. Prior to that, he held senior positions at GKN Aerospace, an aerospace subsidiary of GKN, plc, and Rockwell Collins, Commercial Systems, and was a board member for GKN, plc Augusta-Westland. He is a director of Hubbell Incorporated. These positions demonstrate Mr. Keating’s extensive history of senior executive leadership and board participation in both of the company’s business segments (Aerospace and Industrial Distribution) with emphasis on international operations and acquisitions experience. The Board believes that Mr. Keating’s combined role of CEO and Chairman provides the company’s shareholders with the benefits of board leadership by an executive with extensive professional background as well as day-to-day knowledge of the company’s businesses and markets, strategic plan execution, and future needs.

Eileen S. Kraus
Ms. Kraus, 72, has been a Director since 1995 and currently serves as the board’s Lead Independent Director. She is the retired Chairman of Fleet Bank Connecticut and is a director of Stanley Black & Decker, Inc. and Rogers Corporation.
Ms. Kraus provides the Board with broad financial and operational management experience in the banking industry, having served in several positions at Fleet Bank, N.A. and its predecessors over approximately a twenty-year period. Her industry experience provides the Board with additional perspective on the banking and financial industries, and marketing and acquisitions. She also has significant board organizational leadership experience with manufacturing companies, including membership on the Corporate Governance Committee of the boards of Stanley Black & Decker and Rogers Corporation; at Rogers Corporation she is Chairman of that committee. She is also chairman of the Stanley Black & Decker board audit committee.

Richard J. Swift
Mr. Swift, 66, has been a Director since 2002. He is former Chairman of the Financial Accounting Standards Advisory Council and retired Chairman, President and Chief Executive Officer of Foster Wheeler Ltd., a provider of design, engineering, construction, and other services. He is a director of Ingersoll-Rand Company, Ltd., Public Service Enterprise Group Incorporated, Hubbell Incorporated and CVS Caremark Corporation. Mr. Swift brings to the Board broad operations management experience in a career with Foster Wheeler, Ltd. that spanned almost thirty years and involved increasingly senior executive leadership positions culminating in his role as Chairman and CEO for seven years. Mr. Swift also has finance experience with a Masters of Business Administration from Fairleigh Dickinson University and service in the role of Chairman of the Financial Accounting Standards Advisory Council for about five years. He is also a Licensed Professional Engineer. In addition, he has audit committee and/or compensation committee membership experience on the boards of Ingersoll-Rand Company, Ltd, Public Service Enterprise Group Incorporated, Hubbell Incorporated, and CVS Caremark Corporation. This type of experience is important to the Board as a means to provide additional depth of capability to the Audit and Personnel & Compensation Committees. Mr. Swift’s background also provides the Board with additional perspective on international operations, acquisitions, and finance-related matters.

Director Whose Term Will End at the 2011 Annual Meeting

Mr. Edwin A. Huston, a director since 2002, will retire coincident with the 2011 annual meeting as he has reached mandatory retirement age under the company’s Bylaws. With Mr. Huston’s retirement, the Board will decrease its size to nine members. Mr. Huston has served the board with distinction, including in his role as chairman of the board’s Audit Committee since 2006. The company and other board members are grateful for Mr. Huston’s guidance and support over the years.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board is elected by our shareholders to oversee their interests as owners of the company. The Board is the ultimate decision-making authority for the company except for those matters that are reserved for, or shared with, our shareholders. The Board appoints and oversees the company’s senior management, which is responsible for conducting the company’s business.

Board Leadership Structure

Our Bylaws and Governance Principles permit the Board flexibility to select and revise its leadership structure on the basis of the best interests of the company and its shareholders at a given point in time. The Board evaluates this structure in connection with the annual appointments to the positions of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”). The Board believes that it is currently in the best interests of the company and its shareholders to combine the Chairman and CEO roles and to appoint a Lead Independent Director annually. In this way, the company’s shareholders have the benefit of Board leadership by Mr. Keating, an executive with extensive day-to-day knowledge of the company’s operations, strategic plan execution, as well as future needs together with an independent director who provides Board member leadership. In arriving at its determination, the Board has also considered the fact that the Board consists entirely of participative independent directors (other than Mr. Keating) having diverse professional and Board experience.

The Board’s Lead Independent Director is Eileen S. Kraus. The Lead Independent Director position (formerly known as our Lead Director) has existed since 2002 and its responsibilities currently include membership on the Corporate Governance Committee; Chair of the Board’s Executive Sessions and of Board meetings at which the Chairman is not in attendance; review and approval of all Board and committee meeting agendas; liaison between the Chairman and the independent Directors, which includes facilitating communications and assisting in the resolution of conflicts, if any, between the independent Directors and the company’s management; providing counsel to the Chairman and CEO, including provision of appropriate feedback regarding effectiveness of Board meetings, and otherwise as needed or requested; and such other responsibilities as the Board delegates. In performing these responsibilities, the Lead Independent Director is expected to consult with the chairpersons of other Board committees as appropriate and solicit their participation in order to avoid the appearance of diluting the authority or responsibility of the Board committees and their chairpersons.

Board Meetings and Committees

The Board met six times in 2010 and its committees met a total of 26 times. Overall, attendance at such meetings was 90% or more. Each director attended 75% or more of the aggregate of all meetings of the Board and committees upon which he or she served during 2010. Most of the current directors were able to attend the 2010 annual meeting and all directors are strongly encouraged to attend the 2011 annual meeting.

The Board maintains the following standing committees: Corporate Governance, Audit, Personnel & Compensation, and Finance. Each committee has a charter that has been approved by the Board. The complete text of each committee charter is available on the company’s website located at www.kaman.com by first clicking on the “Corporate Governance” link followed by the “Board Committee Charters” link. Each committee and the Board periodically, but not less than annually, review and revise committee charters, as appropriate.

The following table describes the current members of each committee and the number of meetings held during 2010:

Board Member	Audit Committee	Corporate Governance Committee	Finance Committee	Personnel & Compensation Committee
Brian E. Barents	X			X
E. Reeves Callaway III			X	X
Karen M. Garrison		X	Chair
A. William Higgins			X
Edwin A. Huston	Chair	X
Neal J. Keating(1)
Eileen S. Kraus(2)	X	Chair
George E. Minnich	X		X
Thomas W. Rabaut			X	X
Richard J. Swift		X		Chair
Number of Meetings	8	5	7	6

(1)	Not an independent Director
(2)	Lead Independent Director

Following is a summary of the various committees’ responsibilities:

Corporate Governance Committee

Under its charter, the Corporate Governance Committee consists of the chairpersons of the standing committees and the Lead Independent Director, if the Lead Independent Director is not already a Committee chairperson. The committee assists the Board in fulfilling its corporate governance responsibilities and serves as the Board’s nominating committee. These corporate governance responsibilities include board and committee organization and function, membership, compensation, and annual performance evaluation; annual goals development and evaluation for the CEO with participation by the Personnel & Compensation Committee and the Board in executive session; succession planning; development and periodic review of governance policies and principles; monitoring director compliance with stock ownership guidelines; consideration and recommendation of shareholder proposals; establishment of selection criteria for, and review and recommendation of, new Board members; and administration of the company’s majority voting policy for director elections.

Audit Committee

The committee is responsible for assisting the Board in fulfilling its responsibility to oversee the company’s financial reporting and accounting policies and procedures, its system of internal accounting and financial controls, the internal audit function and the annual independent audit of the company’s financial statements. The committee is also responsible for overseeing the performance, qualifications and independence of the company’s independent registered public accounting firm (which reports directly to the committee) as well as the performance of the internal audit department. The committee reviews the company’s business risk assessment framework and identifies principal business risks with management, the independent auditor and the internal audit director (however, this committee is not the only board committee that reviews such business risks), and pre-approves all auditing services and permitted non-audit services to be performed by its independent auditor (which approval authority has been delegated to the committee’s chairman for certain immaterial items subject to ratification at the committee’s next meeting).

The committee has also established a policy for the company’s hiring of current or former employees of the independent auditor to ensure that the auditor’s independence under applicable SEC rules and accounting standards is not impaired. The committee has also established, and monitors management’s operation of, and procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, auditing, or other matters; as well as the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting, auditing, or other matters. The committee meets regularly in executive session with the chief internal audit director and the independent auditor without management present.

A committee member may not simultaneously serve on the audit committees of more than three companies whose stock is publicly traded (including this committee) unless the Board has provided its consent. No such determination is currently required.

While the board has determined that Edwin A. Huston, George E. Minnich and Eileen S. Kraus are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K, Mr. Huston will retire coincident with the 2011 annual meeting. Mr. Minnich is scheduled to become chairman of the committee at that time.

Personnel & Compensation Committee

The committee’s role is to review and approve the terms of, as well as oversee, the company’s executive compensation strategies (including the plans and policies to execute those strategies), administer its equity plans (including review and approval of equity grants to executive officers) and annually review and approve compensation decisions relating to executive officers, including those for the CEO and the other executive officers named in the Summary Compensation Table (collectively, the “named executive officers”) at page 41. This committee considers the CEO’s recommendations when determining the compensation of the other executive officers. The CEO has no role in determining his own compensation although as part of the annual CEO evaluation process, he prepares a self-assessment for review by the Corporate Governance Committee, which shares that evaluation with this committee. This committee then submits its determinations regarding proposed CEO compensation at an executive session of the Board for consideration and approval.

The committee also monitors management’s compliance with stock ownership guidelines adopted from time to time by the Board; reviews and approves employment, severance, change in control (“change in control” or “Change in Control”), and termination arrangements for all executive officers and periodically reviews the company’s policies and procedures for management development.

During each of the last seven years, the committee has directly engaged Geoffrey A. Wiegman, founder and president of Wiegman Associates LLC, an independent compensation consulting firm, to assist the committee in fulfilling its responsibilities (Mr. Wiegman is sometimes referred to in this proxy statement as the “independent consultant”). This independent consultant attends each committee meeting, including executive sessions. Mr. Wiegman advises the committee on marketplace trends in executive compensation, evaluates proposals for compensation programs and executive officer compensation decisions and has also provided services to the Corporate Governance Committee in connection with its evaluation of director compensation. He may interact with company management in his capacity as an advisor to the committee. He is retained directly by the committee and his invoices are submitted to the Committee chairman for approval and payment by the company. The committee determines Mr. Wiegman’s assignments and provides the instructions for completing those assignments. The independent consultant may from time to time also provide services at the request of the company’s management that are not related to his work for the committee, however any work for management must be approved by the committee. The independent consultant did provide company management with competitive data for non-executive positions during 2010. Except for these services, he did not provide any services to the Board or the company beyond those related to executive or director compensation.

The committee regularly meets in executive session with its independent consultant without any participation by management. The committee’s Chairman regularly reports the committee’s recommendations on executive compensation to the Board of Directors. The committee is supported in its work by the company’s human resources, legal and financial management personnel and its charter has provided for the retention of independent third-party consultants and experts at the company’s expense for several years.

Finance Committee

This committee assists the board in fulfilling its responsibilities concerning matters of a material financial nature, including the company’s strategies, policies and financial condition, insurance-related risk management programs, financing agreements, dividend policy, significant derivative instrument or foreign currency positions, and administration of tax-qualified defined contribution and defined benefit plans. The committee’s responsibilities also include review of the company’s annual business plan and long range planning strategies; all forms of major debt issuances; the financial aspects of proposed acquisitions or divestitures that exceed transaction levels for which the Board has delegated authority to management; material capital expenditures; methods of financing; and the company’s relationship with its lenders.

Director Nominees

The Board is responsible for selecting its own members and in recommending them for election by the shareholders. The Board delegates the screening process involved to the Corporate Governance Committee, which consults with the Chairman and CEO and a third-party consultant, after which it provides recommendations to the Board. While the Corporate Governance Committee does not have specific minimum qualifications for potential directors, its policy is that all candidates, including those recommended by shareholders, will be evaluated on the same basis. The committee utilizes a nationally recognized third-party consultant to assist in identifying potential candidates; the consultant is provided with the Committee’s assessment of the skill sets and experience required in the context of current board composition and will identify potential candidates for introduction to the Committee; thereafter, consideration of any such individuals is the responsibility of the Committee in consultation with the CEO. No searches were conducted during 2010.

Under our Bylaws, only individuals nominated in accordance with certain procedures are eligible for election as directors of the company (except for the rights of preferred stock holders, of which there are none). Generally, nominations are made by the Board of Directors or any shareholder (i) who is a shareholder of record on the date of the giving of written notice in respect of the nomination for director and on the record date for the determination of stockholders entitled to notice of and to vote at a meeting where directors are to be elected, and (ii) who provides advance written notice, all of the foregoing in accordance with the Bylaws. A shareholder’s written notice of a proposed nomination must describe (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person, if any, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (“Exchange Act”), and its rules and regulations. The shareholder making the proposal must also provide (i) its name and record address, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the shareholder, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons identified in its notice, and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and its rules and regulations. The written notice must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee and to serve as a director if elected. The Board may require any proposed nominee to furnish such other information (which may include meetings to discuss the furnished information) as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

The Board’s Role in Oversight of the Company’s Risk Management Process

The Board oversees the company’s processes to identify, report and address risks across the full spectrum of company operations. To that end, each of the Board’s committees has been delegated responsibility for evaluating specific risk management processes and issues resulting therefrom. The Board receives regular reports from these committees and, where appropriate, directs that action be taken. The board also conducts direct oversight of certain risk management processes.

The following description of specific Board committee risk management oversight activities is not intended to be exhaustive in nature. The company’s Internal Audit Department reports directly to the Audit Committee and the committee regularly reviews with management the company’s financial reporting and accounting policies, internal controls over financial reporting, internal accounting controls, business risk assessment framework and principal business risks, and Code of Business Conduct compliance. The Finance

Committee reviews the company’s short and long-term business plans, certain proposed acquisitions or divestitures (including consideration of any substantial diversification from current business operations), any significant debt/equity issuances, and risk management programs from an insurance coverage perspective. The company’s Assistant Vice President — Corporate Risk, Safety and Environmental Management also reports directly to the committee on a periodic basis. The Personnel & Compensation Committee reviews and approves the company’s executive compensation strategies and programs related to annual, longer term and equity incentives and the business unit and corporate performance goals associated therewith, monitors management progress in compliance with stock ownership guidelines, considers and approves all employment-related agreements or termination arrangements with the company’s Exchange Act Section 16 “executive officers” and periodically reviews policies related to management development. The Corporate Governance Committee reviews the company’s succession plan for the CEO and other top senior management, assures annual evaluation of Board performance, establishes selection criteria for new directors, and manages the annual CEO evaluation process. The charters of each Committee are more fully described above beginning at page 11.

In addition to its consideration of matters brought to its attention by the Board’s committees, the Board conducts direct oversight of various business risk management functions. At each regular meeting, the Board receives senior management reports about current operations as well as the identification of, and progress in addressing, principal business risks. The Board also receives direct reports from management regarding its Enterprise Risk Management program for identification and development of mitigation activities relative to longer-term business risks. In addition to the regular reports provided regarding current principal business risks, the Audit Committee will also periodically receive summary reports regarding the Enterprise Risk Management program. Annually, the Board reviews and approves the company’s strategic plan objectives with periodic reviews thereafter about progress to that plan and any changes that are being considered. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication that the Board and its committees experience with a variety of management employees that are involved in operations, finance, human resources, risk management and legal roles.

Board and Committee Independence Requirements

Our Governance Principles contemplate that a significant majority of the Board should consist of independent directors and that a director will generally be considered ‘independent’ if he or she is not a current employee, does not receive remuneration from the company other than by virtue of his or her service as a Director, does not have a business relationship with the company and meets the legal and regulatory requirements (e.g., SEC, Nasdaq, Internal Revenue Code) for the definition of independence relative to Board committee service. Based on the review and recommendation of the Corporate Governance Committee, the Board has determined that all of the current directors are independent under this definition, with the exception of Mr. Keating, the company’s Chairman, President and CEO. The Board has also determined that all members of the Corporate Governance, Audit, Personnel & Compensation and Finance Committees satisfy the relevant SEC, Nasdaq and Governance Principles’ independence requirements.

There were no transactions, relationships or arrangements not disclosed in this proxy statement under the caption “Transactions with Related Persons” that were considered by the Board in determining the independence of any of its members.

Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees

The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate characteristics required of Board members in the context of the board’s current composition. This includes review of the suitability for continued service of each Board member when his or her term expires and when he or she has a significant change in status. Overall, the assessment includes areas such as senior leadership positions; professional experience in areas relevant to the company’s businesses, including aerospace, industrial distribution, international, government, regulatory, mergers and acquisitions, financial, accounting, human resources or information technology systems experience; other public company board service; diversity, age and evidence of the intangible characteristics that are vital to the successful operation of any board. Diversity in this context has traditionally referred to encouragement of the identification of candidates from so-called “minority” categories, including women and individuals of varied national origin. Consideration of diversity has been an element communicated to the third-party search firms in each of the director searches in the past several years.

The Board believes that intangible characteristics include a demonstrated understanding of a director’s policy making role while constructively challenging management to seek and attain competitive targets and increase shareholder value; a demonstrated understanding of the company’s values and strategic plan; capacity for critical thought; maintenance of objectivity in not being unreasonably influenced by personal experience or other Board members in situation analysis; and the independence required for participation on the Board and its committees. In addition, Board members are evaluated with respect to their active contributions, including regular attendance and preparation for/participation at meetings while maintaining an ongoing understanding of the issues and trends affecting the company.

In addition to these intangible characteristics, we have described specific experience, qualifications, attributes and skills that the Board believes qualify each current director for his or her position on the Board in the summary of biographical information described above, beginning at page 5. Those descriptions are not intended as comprehensive descriptions of the types of expertise or contributions provided by each director. At this time, the Board believes that each of these directors possesses the experience, qualifications, attributes and skills as well as the intangible characteristics described above, which, taken together, qualify them for their positions on the Board.

Transactions With Related Persons

The company’s Code of Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith and based on merit alone. All of the company’s employees have a responsibility and duty of loyalty to the company and all business decisions are to be made in the best interests of the company, which means putting the company’s interests first. Should a situation arise that would constitute a related-party transaction under SEC rules, the independent and disinterested Board members will review the propriety of, and approve or disapprove, such transaction.

There were no transactions, relationships or arrangements proposed between executive officers of the company and the company or any of its subsidiaries during 2010.

Other Information about the Board’s Structure

Board Size:  With Mr. Huston’s retirement, the company’s Board size has been set at nine for 2011, with three directors to be elected at the 2011 annual meeting. The company’s Amended and Restated Certificate of Incorporation provides that the Board will consist of at least three and not more than fifteen directors and while the Board is permitted to increase its size during the year, any director so elected may only serve until the annual meeting immediately following his or her election. Under our Governance Principles, a Board size of nine to eleven individuals continues to be considered appropriate.

Mandatory Retirement:  The company’s Bylaws provide for mandatory director retirement at age 72 (age 75 for directors serving as of November 14, 2000). The Board’s policy in implementing this requirement is that if a director attains mandatory retirement age during his or her then current term, the director may continue to serve the remaining portion of that term. In addition, the Board is permitted to make an exception to this requirement, but it intends to exercise this right only under extraordinary circumstances. Mr. Huston will retire as of the 2011 annual meeting in accordance with the Bylaws and this policy.

Change of Principal Occupation:  In addition, our Governance Principles require directors who change their principal occupation, position, or responsibility held at the time of election to submit a letter of resignation to the Board and a judgment will be made in each case as to the appropriateness of continued membership under the circumstances. No such circumstance occurred during 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information provided to the company by persons required to file reports under Section 16(a) of the Exchange Act, there were no Section 16(a) reporting delinquencies during 2010.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Corporate Governance Committee reviews our non-employee director compensation policies on a biennial basis with the assistance of the independent consultant to the Personnel & Compensation Committee. In light of economic conditions at the time, the 2009 regular review was postponed with the approval of the Corporate Governance Committee and the Board. The review was then conducted in 2010 with assistance from the independent consultant, who analyzed reports of the Conference Board, the National Association of Corporate Directors and Towers Watson as well as the director pay practices of the Russell 2000 peer companies against which the company benchmarks its executive compensation program (Exhibit 1 to this proxy statement). This analysis resulted principally in a recommendation to the Corporate Governance Committee to provide a larger portion of director fees in the form of equity by determining the equity portion of director fees equivalent to a fixed dollar amount and to increase the cash retainer for committee chairs except for the Audit Committee. The Board approved the recommended fee schedule, effective July 1, 2010. The following table compares the previous and revised fee schedules:

Kaman Corporation Board of Directors Retainer and Meeting Fees
	Effective 1/09 – 6/30/10	Effective 7/1/10
Cash
Retainer Fees (payable quarterly in arrears):
Board	$45,000	$45,000
Lead Director	30,000	30,000
Committee Chairmen:
Audit Committee	15,000	15,000
Corporate Governance Committee	6,000	7,500
Personnel & Compensation Committee	7,500	10,000
Finance Committee	6,000	6,500
Board per Meeting Fee	1,500	1,500
Committee per Meeting Fee	1,500	1,500
Committee Chairman per Meeting Fee	1,800	1,800
Vice Chairman (non-employee, per meeting when serving as Chair)	N/A	N/A
Restricted Stock Award**	2,000 shares	Shares having fair market value equal to $80,000
Estimated Annual Fees
Total estimated annual compensation for a Director sitting on two committees (non chair, 5 meetings per Committee) and stock price of $28 per share	$125,000	$149,000

**	This award is made pursuant to the 2003 Stock Incentive Plan at the Annual Board meeting date, which immediately follows the annual shareholders’ meeting. All restrictions lapse immediately and the number of shares for this award is determined based upon the average of the high and low company stock price on that date, in accordance with the plan.

The following table shows the total compensation actually paid to each non-employee Director in 2010:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Brian E. Barents	$75,000	$52,090	$127,090
E. Reeves Callaway III	$72,000	$52,090	$124,090
Karen M. Garrison	$80,350	$52,090	$132,440
A. William Higgins	$60,000	$52,090	$112,090
Edwin A. Huston	$90,900	$52,090	$142,990
Eileen S. Kraus	$111,750	$52,090	$163,840
George E. Minnich	$73,500	$52,090	$125,590
Thomas W. Rabaut	$70,500	$52,090	$122,590
Richard J. Swift	$81,050	$52,090	$133,140

(1)	Please refer to Footnote 20 contained in the company’s audited consolidated financial statements for the year ended December 31, 2010 in its Annual Report to the SEC on Form 10-K. Each stock award consisted of 2,000 shares of our Common Stock in the form of fully vested restricted stock issued under our 2003 Stock Incentive Plan at a price of $26.05 per share on April 21, 2010.

From time to time, special activities may be undertaken by one or more directors at the direction of the Board and in such cases, additional fees will ordinarily be paid. There were no such special activities during 2010.

Directors may defer all, or a portion of, their cash compensation. Interest accrues on such deferrals at the Applicable Interest Rate, which is the same rate that applies to our Deferred Compensation Plan for company executives. When a director ends his or her service on the Board, distributions are made either in quarterly installments over a maximum period of 10 years or in a lump sum, based on prior elections made in connection with each year of deferral. Distributions are made beginning either in the next calendar quarter after the date service ends or on the following January 1 at the prior election of the director.

Mr. Keating receives no compensation for his Board service.

The Board has adopted stock ownership guidelines for non-employee Directors. The Corporate Governance Committee periodically reviews the progress of each non-employee director toward achieving these guidelines. As of December 31, 2010, all independent directors were in compliance with these guidelines, except the directors who most recently joined the Board.

Code of Business Conduct and Other Governance Documents Available on the Company’s Website

The company has for several years maintained a Code of Business Conduct applicable to all of its employees and the Board of Directors. This Code of Business Conduct is also applicable to the company’s principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions. The current Code of Business Conduct, which was last amended in 2009, may be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance” and then “Kaman Code of Conduct”.

In addition to the Code of Business Conduct and committee charters already referenced, our other governance documents including Bylaws, Amended and Restated Certificate of Incorporation, and Governance Principles can be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance” and then the link for each document.

Communications with the Board

Shareholders or others wishing to communicate with any member of the Board, a Board committee, or the Lead Independent Director may do so by mail, addressed to Kaman Corporation Corporate Headquarters, c/o Corporate Secretary, 1332 Blue Hills Ave., Bloomfield, Connecticut 06002 or by e-mail through the

Kaman Corporation web site at www.kaman.com using the tab “Contact Information” and choosing the “Corporate Secretary’s Office” link. The Corporate Secretary will compile all such communications and forward each item to the individual to whom it is directed or, if the communication is not directed to any particular board member, to the entire board. Items that the Corporate Secretary determines are frivolous, unlawful or that constitute commercial advertisements will not be included.

Director Education

The Board maintains a policy that Directors should be regularly exposed to discussion of current developments in their roles and responsibilities as directors and their attendance at such sessions is reimbursed by the company. The Board’s policy also encompasses receipt of information regarding developments in the law and conditions in the market segments in which the company operates. During the past few years, several Board members have participated in seminars sponsored by various national organizations and received presentations from outside industry experts regarding developments and trends in certain of the company’s market segments and various corporate governance/compensation aspects of the Dodd-Frank Act. In addition, the Board and the company have an orientation process for new directors that includes background material, meetings with senior management and visits to company facilities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Stock Ownership Of Directors and Executive Officers

Following is information about beneficial ownership of the company’s Common Stock by each Director and Director nominee, each executive officer named in the Summary Compensation Table, and all Directors and executive officers as a group, as of February 1, 2011. Ownership is direct unless otherwise noted. The beneficial ownership percentages have been calculated based on 26,085,417 shares of Common Stock outstanding on February 1, 2011.

Name	Number of Shares Beneficially Owned as of February 1, 2011		Percentage
Brian E. Barents	15,500		*
E. Reeves Callaway III	10,500		*
Candace A. Clark	52,684	(1)	*
William C. Denninger	32,421	(2)	*
Karen M. Garrison	10,000		*
A. William Higgins	4,000		*
Edwin A. Huston	13,500		*
Neal J. Keating	139,361	(3)	*
Eileen S. Kraus	18,499		*
George E. Minnich	4,000		*
Thomas W. Rabaut	10,400		*
Steven J. Smidler	2,100		*
Gregory L. Steiner	39,816	(4)	*
Richard J. Swift	11,000		*
All Directors and Executive Officers as a group	434,506	(5)	1.67%

*	Less than one percent.
(1)	Includes 16,530 shares subject to stock options exercisable or which will become exercisable within 60 days.
(2)	Includes 8,860 shares subject to stock options exercisable or which will become exercisable within 60 days.
(3)	Includes 14,000 shares held in a trust of which Mr. Keating and his spouse are trustees.
(4)	Includes 19,708 shares subject to stock options exercisable or which will become exercisable within 60 days,
(5)	60,801 shares subject to stock options exercisable or which will become exercisable within 60 days.

Beneficial Owners Of More Than 5% Of Common Stock

Following is information about persons known to the company to be beneficial owners of more than five percent (5%) of the company’s voting securities. Except as otherwise indicated, all information is given as of February 1, 2011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
Gabelli Funds, LLC(1)	3,583,862	13.7%
One Corporate Center Rye, NY 10580
BlackRock, Inc. f/k/a Barclays Global Investors, N.A.(2)	2,024,951	7.8%
40 East 52nd Street New York, NY 10022
FMR LLC(3)	1,430,849	5.5%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc.(4)	1,379,121	5.3%
100 East Pratt Street Baltimore, MD 21202

(1)	As reported on Amendment No. 15 to Schedule 13D filed with the SEC on January 6, 2011 and includes shares held by GAMCO Investors, Inc., MJG Associates, Inc., Gabelli Advisors, Inc., GGCP, Inc., and Gabelli Securities, Inc.
(2)	As reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 7, 2011 and includes shares held by BlackRock, Inc, f/k/a Barclays Global Investors, N.A.
(3)	As reported on Schedule 13G filed with the SEC on February 14, 2011.
(4)	As reported on Schedule 13G filed with the SEC on February 9, 2011 and includes shares held by T. Rowe Price Associates, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This section explains our executive compensation program as it applies to our named executive officers (whose compensation information is contained in the tables following this discussion) as well as the role, responsibilities and philosophy of our Board’s Personnel & Compensation Committee (the “Committee” or the “committee”), which oversees the design and operation of the program. The named executive officers are:

Neal J. Keating	Chairman, President and Chief Executive Officer
William C. Denninger	Senior Vice President and Chief Financial Officer
Gregory L. Steiner	President, Kaman Aerospace Group, Inc.
Steven J. Smidler	President, Kaman Industrial Technologies Corporation
Candace A. Clark	Senior Vice President, Chief Legal Officer and Secretary

Our goals are to:

1.	Increase shareholder value by motivating talented individuals to achieve the company’s annual and longer-term financial and strategic operational goals with compensation related to objective benchmarks and company performance.
2.	Have a significant percentage of our senior executives’ incentive compensation tied to successful execution of strategic operational goals.
3.	Have our named executive officers maintain a significant equity stake in the company to further align their interests with those of our other shareholders.
4.	Assure that the benefits provided to the named executive officers are consistent both with practices of similar companies and shareholder interests.
5.	Respond appropriately in light of economic circumstances.
The Pay Elements; Performance Metrics and Evaluation of Market Pay Practices

We have designed our executive compensation program to achieve these goals in a variety of ways with the intention of providing reasonable pay for a company of our size and incentive opportunities that challenge and correspondingly reward our executives when, and to the extent that, the company succeeds. First, we use a combination of pay elements, each of which over time is intended to approximate the market median compensation for each position. These elements include base salary, annual and longer-term cash incentive opportunities, and benefits. The opportunities afforded by each pay element are determined on the basis of comparison to objective criteria to assure consistency with companies of similar revenue size, which include national surveys and a sampling of the Russell 2000 companies recommended by the Committee’s independent consultant which approximate the company’s revenue size (but is not reflective of our unique combination of business segments in one organization).

Actual annual and longer-term incentive pay is then determined by comparing selected metrics of company financial and operational performance to the entire Russell 2000 index of companies. The Committee uses the Russell 2000 because it believes that this continues to be the most likely group that both current and potential shareholders would use to evaluate the company in making their investment decisions; this is largely due to the fact that our two business segments (Aerospace and Industrial Distribution) are so diverse from each other that it is not feasible to compare us to a peer group of companies. The Committee regularly reviews the continued appropriateness of using the Russell 2000 for comparison and has reconfirmed its use for 2011.

The financial performance metrics upon which annual and longer-term incentive opportunities are based are those that management uses to evaluate business performance. For corporate participants, annual incentive metrics include return on investment, growth in earnings per share, and growth in earnings per share compared to the company’s annual plan projection for earnings per share; for business segment participants, metrics include accomplishment of predetermined financial goals and other operational performance factors approved by the Committee. Longer-term incentive metrics are the same for corporate and business segment executives and consist of the company’s average return on investment, compounded growth in earnings per share and total return to shareholders over a three-year period. The weightings of these metrics in the overall determination of award payments differ for the annual cash incentive and longer-term incentive, as discussed below.

As discussed below, during the past few years, the Committee has taken a number of steps to assure that the benefits provided to the named executive officers more closely approximate the benefits that are provided to other employees. These include the elimination of essentially all perquisites and phase out of the supplemental employees’ retirement plan in the same manner as the basic tax-qualified pension plan. In addition, the Committee has also aligned existing employment and change-in-control agreements for the named executive officers with current market practices.

How the Pay Elements Work in Practice

The pay elements of our executive compensation program are designed to work together in a way that results in above average compensation when the company achieves above average financial performance compared to the Russell 2000 index of companies. Set forth below are charts comparing our performance to the 50th and 75th percentiles of our market (as described above) for both annual and long-term incentive award determination purposes.

Annual Cash Incentive Awards.

This chart compares our 2010 financial performance with the 50th and 75th percentile performance of the Russell 2000 companies for the period 2005 – 2009 (which is the period we use to evaluate our results for annual cash incentive awards purposes):

Our 2010 return on investment (ROI) performance was at the 66th percentile of the Russell 2000 and earnings per share (EPS) growth was at the 71st percentile. These two factors combined with achieving 97% of our budgeted earnings per share resulted in Mr. Keating earning base salary and target annual cash incentive for 2010 at the 65th percentile as illustrated by the chart below:

Please see the discussion at page 25 for information on our independent consultant’s determination of the 50th and 75th percentile for this market comparison.

Performance Related to Long-Term Incentive Award Determination.

The following chart compares the Company’s three year (2008 – 2010) performance against the Russell 2000 companies for the same three-year period based on available data as of February 1, 2011. Approximately 20% of the Russell 2000 companies reported data as of February 1, 2011. As illustrated below, our performance was at almost the 75th percentile for compounded growth in EPS growth and above the 75th percentile for average return on investment. Total return to shareholders for this period was at the 40th percentile due in significant part to global economic difficulties in 2008. Based on these performance levels, we have accrued approximately $1.8 million for Mr. Keating’s LTIP award for the 2008-2010 performance period. This amount represents approximately the 61st percentile of the competitive market for other chief executive officers in similar companies. We will report the final figure earned by Mr. Keating (and our other named executive officers) for the 2008-2010 LTIP award and an update of the 3-Year Performance Period vs. Russell 2000 chart in an 8-K filing later this year once all 2010 operating results for Russell 2000 companies become available and the Committee has approved the awards.

In addition, each of the other named executive officers’ target performance-based compensation (which is comprised of annual cash incentive and LTIP) was at least 60% of their total cash and stock-based compensation in 2010, up approximately 5 percentage points from 2009 (except for Mr. Smidler, who joined the company in December of 2009).

Our emphasis on goal achievement to drive incentive compensation is balanced by policies and plan features that emphasize alignment of the executive’s financial interest with those of company’s shareholders. These include the existence of stock ownership guidelines, the long-term incentive feature of the Stock Incentive Plan that requires executives to receive at least one-third of an award payment in company stock if stock ownership guidelines have not been met, and caps imposed upon total annual cash incentives and cash-based long-term incentive awards. In February 2011, the committee also recommended, and the Board adopted, an anti-hedging policy which provides that no director or executive officer may speculate in company stock or debt securities, including hedging or any type of arrangement that would have a similar economic effect.

The Committee also introduced a claw back policy in 2010 applicable to the company’s CEO and chief financial officer and Messrs. Keating and Denninger’s employment agreements were amended last year to reflect the policy. When SEC regulations are issued in final form to provide guidance on the requirements of a comprehensive “claw back” policy as required by recent federal legislation, the Board will establish a claw back policy. This policy will immediately apply to all named executive officers as their employment agreements currently provide that each executive is bound by any claw back policy adopted by the company.

Actions to Modify Supplemental Pension/Perquisites/Management Agreements

The Committee has modified the supplemental pension plan, perquisites and management agreements provided to our named executive officers over the past few years consistent with market practice as follows:

•	Phase Out of Pension Plan and Supplemental Retirement Plan. In early 2010, the Board closed the defined benefit pension plan to new hires and implemented a phase out plan for additional service and compensation to be included to determine benefit levels and service credits. At the same time, the Board determined that the supplemental retirement plan which applies to the named executive officers should also be phased out in the same manner to provide a consistent approach to all employees. (Mr. Smidler was not a participant in either plan because the Industrial Distribution segment had closed the pension plan to new hires in mid-2009.) However, the committee believes that the reduction in pension for the named executive officers would bring the total compensation package below the competitive median developed by its independent consultant. As a result, the Committee increased the targeted amount of performance-based compensation that can be earned by the named executive officers for the 2010-2012 LTIP performance period as discussed on page 38.
•	Perquisites. Perquisites that were available to the named executive officers and other executives were eliminated for the named executive officers in early 2010, including medical expense reimbursement (up to $5,000 per year) and tax and estate planning reimbursement (up to $10,000 per year). The only remaining perquisite was a leased company vehicle. In late 2010, the Committee replaced the leased vehicle policy with a monthly allowance for each executive as their vehicle leases expire. The executives are responsible for the acquisition, insurance and maintenance of their vehicles. Messrs. Keating, Denninger, and Smidler have already converted to the monthly allowance and Ms. Clark and Mr. Steiner will begin receiving the allowance during 2011. There are no other other perquisites or similar personal benefits provided to the named executive officers.
•	Changes in Employment and Change in Control Agreements. The Board believes that employment arrangements for top senior executives are an important tool for the attraction and retention of skilled management in the company’s two very competitive industries of aerospace and industrial distribution. Therefore, each of the named executive officers has an employment agreement and a change in control agreement (collectively the “management agreements”). Over time, the committee has modified the management agreements in accordance with the advice of its independent consultant to reflect current market practices.

•	In early 2010, the Committee notified the company’s executive officers that in the event their management agreements were renewed, it did not intend to provide an excise tax gross-up benefit. Since that time, the employment agreements for Messrs. Keating and Denninger and Ms. Clark have been subject to annual renewal and modified to remove any reference to excise tax gross-ups. The Committee will address the terms of each executive’s change in control agreement at the time it expires. The Committee also determined that no new management agreements would contain any excise tax gross-up benefit; therefore, no excise tax gross-up was provided in Mr. Smidler’s management agreements when he became president of Industrial Distribution in September 2010.
•	The Committee also determined in 2010 that upon renewal, all employment agreements would be modified to provide that the Committee may approve a retirement date prior to age 65 but not earlier than age 62 in order to assure that shareholder interests are served in the appropriate timing of senior executive succession in the future.
•	The Company believes that other provisions of the named executive officers’ management agreements are already consistent with market practices, including the existence of a so-called “double trigger” in order to receive severance payments upon a change of control; e.g., the need for both a change in control and termination of employment before any severance payments would be paid in a change of control situation. All management agreements contain executive obligations regarding confidentiality, non-competition and non-solicitation.

Our Willingness to Respond to Economic Circumstances

Although salaries for our named executive officers are determined with reference to market surveys and a sampling of comparable Russell 2000 companies and therefore incorporate the effects of general economic conditions, we are also mindful of other actions that might be in the best interests of the company and its shareholders. We did not increase salaries for calendar year 2009 for corporate officers and business segment presidents, including each of the named executive officers (other than Mr. Smidler who did not join the company until December 2009) and corporate officers took a one-week furlough during that year. No additional amount was included to “make up” for the freeze in 2009 in determining any salary increase for named executive officers in 2010.

Additional Information about the Committee

A detailed discussion of the Committee’s structure, roles and responsibilities and related matters and the role of the independent consultant are located under the caption “Personnel & Compensation Committee” on page 12.

Following is more detailed information about our executive compensation program as it relates to our named executive officers:

Compensation Policies

Our Comparison to External Market Practices

The Committee determines the threshold, target and maximum level of base salary, annual cash incentive and long term incentive targets for our named executive officers using a market report prepared biennially by the Committee’s independent consultant. As described above, the Committee has been advised by our independent consultant that our business segment diversity makes identification of a sensible peer group to benchmark compensation unworkable. Instead, the independent consultant’s market report (the most recent being in 2009) estimates the 25th percentile, 50th percentile and 75th percentile for base salary, annual cash incentive awards and the annualized cash value of long-term incentives using information for manufacturing companies contained in nationally recognized compensation surveys published by Hewitt Associates and Towers Watson, two large independent consulting firms. Exhibit 1 to this proxy statement identifies these surveys (which are not prepared at the company’s request), along with the number, type and size of the covered organizations. In all cases, the revenue size of organizations was adjusted by the independent consultant for each position to provide a more accurate view of the market data. This revenue-size adjustment was made utilizing a regression analysis applied to the scope of each position, generally based on revenue responsibility. In order to test the reliability of this information, the independent consultant evaluated the compensation levels of a sample of twenty-two (22) other Russell 2000 companies having annual revenues similar to ours, which are also identified on Exhibit 1 to this proxy statement. These are the companies that the company has sampled in prior years (except for one company that was acquired during 2009). Our independent consultant has advised the Committee that the data from this sample is consistent with the national compensation surveys when adjusted for company revenue size. During 2011, the independent consultant will update this market report.

The Committee’s policy is that the base salary, annual cash incentive targets, the annualized value of long-term incentives and other benefits (including perquisites and retirement programs) should each, over time, approximate the market median. As of the most recent comprehensive competitive compensation analysis by our independent consultant, our base salary and target incentive annual cash award opportunities for our named executive officers as compared to the median of the competitive market for 2009 were as follows:

Neal J. Keating(1)	Base Salary	Target Annual Cash Incentive Award %
Market Median	$795,000	100%
Kaman	$725,000	100%

William C. Denninger(1)	Base Salary	Target Annual Cash Incentive Award %
Market Median	$376,000	60%
Kaman	$478,200	60%

Gregory L. Steiner(2)	Base Salary	Target Annual Cash Incentive Award %
Market Median	$429,600	60%
Kaman	$371,725	60%

Steven J. Smidler(2)	Base Salary	Target Annual Cash Incentive Award %
Market Median	$335,600	48%
Kaman	$330,000	55%

Candace A. Clark(2)	Base Salary	Target Annual Cash Incentive Award %
Market Median	$332,400	50%
Kaman	$374,170	50%

(1)	The market median figures for Messrs. Keating and Denninger are based upon the surveys and the sample of Russell 2000 companies referenced above.
(2)	The market median figures for Messrs. Steiner and Smidler and Ms. Clark are based upon the surveys because these positions are not typically shown separately in the proxy statements of the sample Russell 2000 companies.

Based on the competitive analysis, for 2010 the committee set the target annual cash incentive award percentages for the named executive officers to the competitive levels shown above. Our independent consultant has advised us that the 2010 market rates for the positions will likely be 2% to 5% higher than those shown above.

Annual cash incentive targets and annualized value of long-term incentives for each named executive officer approximate market medians. Currently, Messrs. Keating, Steiner and Smidler are positioned at or below the midpoint of their salary grades, while Mr. Denninger and Ms. Clark are positioned above the midpoint. Ms. Clark’s variation from the market median is primarily due to her 26-year length of service with the company while Mr. Denninger’s variation reflects his many years of experience as a chief financial officer in both the distribution and aerospace industries. Based on the manner in which the company manages base salaries, it is expected that actual and market salaries will converge over time. Since annual cash incentive targets, the annualized value of long-term incentive targets and retirement income formulas are applied to actual annual base salaries, total compensation levels may similarly differ from market median total compensation levels.

Our policy also results in a greater percentage of total compensation (excluding benefits) being based on performance-based total cash and stock-based compensation (excluding benefits) for the named executive officers. As the table below shows, 2010 total performance-related percentages for all these executives increased compared to prior year, except for Mr. Smidler who became president of Industrial Distribution on September 1, 2010 and is not yet a participant in the long-term incentive feature of the Stock Incentive Plan.

Allocation of 2010 Total Cash and Stock-based Compensation

	Fixed	Performance-Based*
Name	Salary (% of Total)	Annual Cash Incentive (% of Total)	Long-Term Incentive (% of Total)	Total Performance Related (% of Total)
Neal J. Keating	25%	25%	50%	75%
William C. Denninger	36%	22%	42%	64%
Gregory L. Steiner	36%	22%	42%	64%
Steven J. Smidler	67%	33%	0%	33%
Candace A. Clark	39%	20%	41%	61%

Allocation of 2009 Total Cash and Stock-based Compensation

	Fixed	Performance-Based*
Name	Salary (% of Total)	Annual Cash Incentive (% of Total)	Long-Term Incentive (% of Total)	Total Performance Related (% of Total)
Neal J. Keating	29%	24%	47%	71%
William C. Denninger	41%	20%	39%	59%
Gregory L. Steiner	41%	20%	39%	59%
Steven J. Smidler	67%	33%	0%	33%
Candace A. Clark	41%	20%	39%	59%

*	Percentages are based on target performance for the annual cash incentive and the long-term incentive elements of compensation.
Components of the Executive Compensation Program

The total compensation program for our named executive officers has consisted of the following elements:

•	Base Salaries;
•	Annual Cash Incentive Awards;
•	Long-Term Incentives;
•	Retirement and Other Benefits

While base salaries, long-term incentives, and retirement and other benefits generally are determined in similar ways for each of our named executive officers, different annual cash incentive awards apply to those named executive officers employed at Corporate Headquarters (Messrs. Keating and Denninger and Ms. Clark), Aerospace (Mr. Steiner) and Industrial Distribution (Mr. Smidler).

Base Salaries

Base salaries are a traditional pay element established initially based upon the individual’s professional experience and knowledge of his or her area of management responsibility. The Committee annually reviews and determines base salaries of the CEO and other named executive officers. Its determination regarding the CEO is subject to the Board’s approval. Adjustments to base salary are determined as follows: An overall salary increase budget guideline is developed, based on market data and the use of nationally recognized surveys of anticipated salary increases published by Towers Watson, Mercer, CompData Surveys, and World at Work. Within the overall budget guideline, a narrow range of salary adjustment percentages is then established for each salary grade, with slightly higher percentages for individuals who are below the grade midpoint and slightly lower percentages for individuals who are above the grade midpoint. Salary adjustments, if any, are then determined within this narrow range based upon an annual performance rating given to the named executive officer by Mr. Keating and recommended to the Committee. The performance rating determination is primarily based upon the officer’s level of substantive performance in executing each category of responsibilities as described in his or her position description.

The Committee’s recommendation to the Board regarding the CEO’s salary is made after consultation with the Corporate Governance Committee concerning its assessment of the CEO’s performance for the year. The Corporate Governance Committee solicits input from all independent directors in connection with the CEO performance assessment.

The 2010 salaries for the named executive officers are shown in the Summary Compensation Table that follows this Compensation Discussion and Analysis.

Annual Cash Incentives

Our annual cash incentive award plan (“Cash Bonus Plan”) is intended to reward employees for financial and operational performance that drives shareholder value and focus our organization on meeting or exceeding designated individual goals. The plan provides employees, including our named executive officers, the opportunity to earn cash awards based on the degree to which the company achieves pre-determined performance measures for the year. Each executive also has the opportunity to earn up to an additional 10% of his or her target award based upon the degree to which the executive actually achieved his or her individual performance goals set in early 2010.

Amounts paid under our Cash Bonus Plan (other than due to individual performance goals or with respect to employees hired during the year) are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. For 2010, the Committee approved a discretionary bonus of approximately $44,000 for Mr. Steiner that was not performance-based under Section 162(m) as explained below, but which did not affect the tax deductibility of Mr. Steiner’s compensation.

The elements used to determine awards include:

•	an award opportunity (expressed as a percentage of base salary);
•	performance measures (such as growth in earnings per share);
•	a weighting for each performance measure toward the executive’s total award; and
•	a performance goal for each performance measure (such as a particular earnings per share target).

Award Opportunities

The Committee establishes the target award opportunity for each named executive officer using the independent consultant’s market report and advice. Positioning award targets at the market median reinforces the Committee’s strategy that annual cash incentive payments should exceed target levels only when financial performance exceeds the company’s targeted objectives. The 2010 target performance award opportunity for each named executive officer was as follows:

Named Executive Officer	2010 Target Award Opportunity Expressed as % of Base Salary
Neal J. Keating	100%
William C. Denninger	60%
Gregory L. Steiner	60%
Steven J. Smidler	55%
Candace A. Clark	50%

Corporate Named Executive Officers

Performance Measures

2010 annual cash incentive awards for Messrs. Keating and Denninger and Ms. Clark were almost entirely determined by comparing the company’s degree of achievement of the following performance factors compared against the benchmark indicated:

Performance Measure	Benchmark	Weighting
Actual return on investment	Russell 2000 index for 2005 – 2009	33%
Growth in earnings per share (fully diluted)	Russell 2000 index for 2005 – 2009	33%
Actual earnings per share (fully diluted)	2010 business plan performance goal	34%

We use the five-year period for the Russell 2000 index primarily because many of the company’s military and commercial aerospace programs are longer-term in nature, the time period between sales efforts and actual revenues can be very long, and revenues are often not evenly spread from year to year. Further, because the Russell 2000 index includes companies in a variety of industries that may experience different business cycles, the Committee determined that averaging performance of these companies over a period of time provided a better comparison than just one year. During 2011, the Committee will be re-evaluating the continued appropriateness of the five-year timeframe. We cannot include the last completed fiscal year in the analysis because sufficient data for the Russell 2000 index is not available until the June 2011 time frame. We use these performance measures because they are the metrics used by management and the Board to evaluate the company’s performance.

Company performance in the bottom quartile of the Russell 2000 earns no cash incentive award payment for the performance goal; performance at the median results in a cash incentive award at 100% of target for the performance goal; and performance at the top of, or above, the top quartile results in a maximum cash incentive award payment at 200% of the target for the performance goal. Interpolation is used to determine payments for financial performance between the 25th percentile up to median, and above median up to the 75th percentile. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets annually.

The company’s annual business plan is developed jointly by business segment and corporate senior management, incorporating revenue, earnings and cash flow generation goals that take into account global economic circumstances, market conditions, and existing or targeted business opportunities. The business plan is reviewed and approved by both the Finance Committee and the full Board. If the company’s actual earnings per share meet the business plan projection, the target award for this factor is earned. To the extent that actual earnings per share exceed the business plan projection, a greater award is earned, up to a maximum of 200% of target.

2010 Company Financial Performance

The following tables show the relationship between the company’s 2010 actual financial performance and each performance factor described above, the degree to which each performance factor was attained, the Russell 2000 index comparison for the 25th percentile, median and 75th percentiles, and the resulting corporate performance factor. While the company’s 2010 return on investment and growth in earnings per share results compared very favorably to the Russell 2000, actual earnings per share did not reach the business plan projection, resulting in a corresponding lower contribution to the overall corporate performance factor.

Benchmark 5 Year Russell 2000 Performance — 2005 – 2009

	25th Percentile	Median	75th Percentile
Compounded EPS Growth	-8.4%	4.3%	18.1%
Average Return on Investment	-2.5%	4.2%	9.5%

Earnings per Share (fully diluted)
2009 Actual	2010 Plan	2010 Actual
$1.27	$1.51	$1.47

	2010 Actual Results	Median Return For Prior 5-Year Period — Russell 2000	Percentage Of Factor Earned	Weighting Factor	% Of Target Award*
Return on Investment	7.5%	4.2%	162.3%	33	53.5%
Growth In Earning per share	15.7%	4.3%	182.6%	33	60.3%
Actual versus projected Earnings per share performance	97.4%	N/A	94.8%	34	32.2%
Corporate Performance Factor					146.0%

*	This column represents the product of the Percentage of Factor Earned figures multiplied by the Weighting Factor figure.

2010 Individual Performance

Mr. Keating’s degree of individual goal attainment was determined by the Committee and the Board against specific measurable written goals established early in the year by the Board for his role as CEO and Chairman. These goals included achievement of the company’s 2010 plan for operating earnings, earnings per share, return on investment and free cash flow; completing the closure of the company’s basic pension plan and supplemental retirement plan; strengthening the company’s business development capabilities; strengthening and formalizing the company’s management development program; achievement of specific business unit operational goals; and effective management of time, subject matter and responsiveness to the Board as chairman. The Board determined that Mr. Keating earned a 5% addition to his target award based on performance against these goals.

The degree of individual goal attainment for Mr. Denninger and Ms. Clark was recommended to the Committee by Mr. Keating based upon his evaluation against specific measurable written goals established for each of them early in the year. Mr. Denninger’s 2010 individual goals related to implementing changes to the company’s pension plan and modifying its investment approach; coordinating financial due diligence in support of acquisitions; directing development of a master plan for more efficient use of company facilities; streamlining certain accounting processes; and developing an implementation plan for adoption of international financial reporting standards. Based on the extent to which the Board determined that these goals were achieved, Mr. Denninger earned an additional 9% of his target award. Ms. Clark’s 2010 goals related to developing a plan for improvements to the department functional alignment to better serve the company; implementation of a web portal for Board and committee meetings to reduce costs and improve efficiency; developing maximum fee arrangements where feasible for all outside counsel projects during the year; enhancing efficiency of acquisition support activities; and providing leadership and coordination in the management of company legal disputes. Based on the extent to which the Board determined that these goals were achieved, Ms. Clark earned an additional 9% of her target award.

Actual 2010 Annual Cash Incentive Award Payments

Following are total annual cash incentive awards earned for calendar year 2010 for the Corporate named executive officers:

Named Executive Officer	2010 Cash Incentive Award	Incentive Award Expressed as a Percentage of Base Salary
Neal J. Keating	$1,094,750	151.0%
William C. Denninger	$444,726	93.0%
Candace A. Clark	$289,982	77.5%

Business Segment Named Executive Officers

Aerospace Segment Named Executive Officer

Performance Measures.  The 2010 annual cash incentive award for Mr. Steiner, president of the Aerospace segment, was calculated based on (i) predetermined financial goals for this business segment as recommended by the CEO and adopted by the committee; and (ii) performance relative to other factors described below. The financial goals and their weighting for this business segment were:

Performance Goal	Benchmark	Weighting
Budgeted return on investment	Target return on investment	20%
Actual return on investment	Budgeted return on investment	20%
Actual return on investment	Target return on investment	40%
Growth in segment operating income year over year	Operating income	20%

Target return on investment performance goal is the average return on investment for the three previous calendar years (i.e., the average of 2007, 2008 and 2009 for the 2010 performance year). The budgeted return on investment performance goal measures the business segment’s annual business plan versus the target return on investment. This performance goal is included in order to incent management to develop both aggressive and realistic goals. Accomplishing just this performance goal alone is not sufficient to earn a cash incentive award.

There are also other performance goals (referred to below as “other factors”) for Mr. Steiner established by the committee based on the CEO’s recommendation. The extent to which each of the performance goals is achieved, results in the earning of “points”. The Cash Bonus Plan requires that a minimum number of points be accumulated for a cash incentive award to be earned and the more points that are earned, the greater the cash incentive award. Varying point levels are assigned to each factor based upon the Committee’s assessment of the degree of attainment difficulty, after consultation with management. Possible point values ranged from 0 to 6 for each “other factor” with a maximum of 20 points.

Following is a conversion chart demonstrating how the total number of points is converted into a percentage of the target award:

CONVERSION CHART EXAMPLE
Total Points Earned	Percent of Target Award Earned
Below 50	0
50	20
60	30
70	45
80	60
90	80
100	100
110	120
120	140
130	160
140	180
150 & Above	200

Because the maximum percentage of target award earned is 200%, the maximum number of points available for each of the predetermined financial goals is 150. Interpolation is used to determine payments if the number of points falls between two stated levels of total points earned in this table.

2010 Actual Financial Performance.  The following table illustrates the performance parameters and calculation method to determine Mr. Steiner’s 2010 annual cash incentive payment. Mr. Steiner earned 66.3 points based on actual 2010 business segment results as measured against the described financial goals. Mr. Steiner’s “other factors” related to achieving a signed contract for the sale/lease of the SH-2G(I) aircraft, profitability of the Wichita operation, establishing a low cost manufacturing facility, obtaining a signed purchase agreement for an acquisition and securing a production commitment from a significant customer for a specific program. For 2010, Mr. Steiner earned a total of 11 points (out of 20) for his achievements with respect to the other factors involving the Wichita operations (4 points), establishing a low cost manufacturing facility (3 points) and signing an acquisition purchase agreement (4 points). Given the weightings described above, 2010 financial performance by the Aerospace segment and achievement of other segment performance factors resulted in a total of 77.3 points and a performance factor of 56.0% out of a maximum of 200%.

Average Return on Investment (“ROI”)			Operating Income (in millions)
2010 Target	2010 Plan	2010 Actual	2009	2010
21.5%	23.9%	18.1%	$75.0	$67.2

	Performance %	Points Earned	Performance Range
Plan vs. Target ROI	111.2%	28.9	50% = 0	100% = 20	125% = 40
Actual Performance vs Plan ROI	75.5%	10.2	50% = 0	100% = 20	125% = 40
Actual Performance vs Target ROI	84.0%	27.2	50% = 0	100% = 40	125% = 80
Growth in Operating Income	-10.5%	—	0% = 0	8% = 20	12% = 40
Points Earned based on Financial Performance		66.3
Other Factors (20 point maximum)		11.0
Total Points Earned		77.3

Actual 2010 Cash Incentive Award Payments

Following is the total annual cash incentive award earned for calendar year 2010 for Mr. Steiner:

Named Executive Officer	2010 Cash Incentive Award	Incentive Award Expressed as a Percentage of Base Salary
Gregory L. Steiner	$124,899	33.6%

A special one-time discretionary bonus of approximately $44,000 was also awarded to Mr. Steiner and was specifically designated by the committee as non-performance based under Internal Revenue Code Section 162(m) because the committee determined that Mr. Steiner’s should be compensated for the company’s receipt of a $6.6 million payment related to the claim for “look-back” interest that we filed with the IRS in connection with the former Australia SH-2G program and gain on the sale of certain assets of the Aerospace segment during the year. These items are included in the company’s overall financial results.

Industrial Distribution Segment Named Executive Officer

Performance Measures.  The 2010 annual cash incentive award for Mr. Smidler, president of the Industrial Distribution segment, was calculated based on (i) predetermined financial goals for this business segment as recommended by the CEO and adopted by the Committee for Mr. Smidler; and (ii) performance relative to other factors described below.

Performance Goal	Benchmark	Weighting
Budgeted return on investment	Target return on investment	15%
Actual return on investment	Budgeted return on investment	15%
Actual return on investment	Target return on investment	30%
Growth in segment operating income year over year	Operating income	20%
Growth in sales year over year	Sales	20%

The target return on investment performance goal is established as the average return on investment for the three previous calendar years (i.e., the average of 2007, 2008 and 2009 for the 2010 performance year). The budgeted return on investment performance goal measures the business segment’s annual business plan versus the target return on investment. This performance goal is included in order to incent management to develop both aggressive and realistic goals. Accomplishing just this factor alone is not sufficient to earn a cash incentive award.

There are also other performance goals (referred to below as “other factors”) for Mr. Smidler’s performance that are established by the committee based on the CEO’s recommendation. The extent to which each of these factors performance goals is achieved results in the earning of “points”. The Cash Bonus Plan requires that a minimum number of points be accumulated for a cash incentive award to be earned and the more points that are earned, the greater the cash incentive award. Varying point levels are assigned to each performance goal based upon the committee’s assessment of the degree of attainment difficulty, after consultation with management. Possible point values ranged from 0 to 6 for each “other factor” with a maximum of 80 points.

Following is a conversion chart demonstrating how the total number of points is converted into a percentage of the target award:

CONVERSION CHART EXAMPLE
Total Points Earned	Percent of Target Award Earned
Below 50	0
50	20
60	30
70	45
80	60
90	80
100	100
110	120
120	140
130	160
140	180
150 & Above	200

Because the maximum percentage of target award earned is 200%, the maximum number of points available for each of the predetermined financial goals is 150. Interpolation is used to determine payments if the number of points falls between two stated levels of total points earned in this table.

2010 Actual Financial Performance.  The following table illustrates the performance parameters and calculation method to determine Mr. Smidler’s 2010 annual cash incentive payment. Mr. Smidler earned 135.4 points based on actual 2010 business segment results as measured against predetermined financial goals. Mr. Smidler’s “other factors” related to implementing Kaman’s Goal Achievement culture of continuous improvement and a monthly reporting and review process; achieving organic growth and market penetration by retaining significant national accounts; expanding by 5% the number of customers doing more than a designated minimum of annual sales; completing acquisitions that would add an incremental $100 million of annualized sales; executing the segment’s organizational redesign; and increasing the segment’s net gross margin. For 2010, Mr. Smidler earned a total of 68 points (out of 80) for achievements with respect to the other factors involving the Kaman Goal Achievement Process (20 points), organic growth and market penetration (12 points), acquired growth and profitability (12 points), executing Industrial Distribution’s organizational redesign (16 points) and increasing Industrial Distribution’s net gross margin (8 points). Given the weightings described above, 2010 financial performance by the Industrial Distribution segment and achievement of other segment performance factors resulted in a total of 203.4 points and a performance factor of 200% out of a maximum of 200%.

Sales (in millions)		Average Return on Investment (“ROI”)			Operating Income (in millions)
2009	2010	2010 Target	2010 Plan	2010 Actual	2009	2010
$645.6	$832.2	18.7%	13.0%	15.9%	$12.6	$30.3

	Performance %	Points Earned	Performance Range
Plan vs. Target ROI	69.6%	5.9	50% = 0	100% = 15	125% = 30
Actual Performance vs Plan ROI	122.3%	28.4	50% = 0	100% = 15	125% = 30
Actual Performance vs Target ROI	85.1%	21.1	50% = 0	100% = 30	125% = 60
Growth in Operating Income	139.9%	40.0	0% = 0	8% = 20	12% = 40
Growth in Sales	28.9%	40.0	0% = 0	8% = 20	16% = 40
Points Earned based on Financial Performance		135.4
Other Factors (80 point maximum)		68.0
Total Points Earned		203.4

Actual 2010 Cash Incentive Award Payments

Following is the total annual cash incentive award earned for calendar year 2010 for Mr. Smidler. Mr. Smidler’s target annual incentive opportunity increased from 50% to 55% on September 1, 2010 when he became President of the segment. His total award for 2010 utilizes the increased incentive opportunity percentage only for the September 1, 2010 — December 31, 2010 period.

Named Executive Officer	2010 Cash Incentive Award	Incentive Award Expressed as a Percentage of Base Salary
Steven J. Smidler	$321,000	97.3%

Long-Term Incentives (“LTIP”)

The Committee uses cash-based awards under the company’s long-term incentive feature of the Stock Incentive Plan (“LTIP”) to focus executive officers on long-term performance. LTIP Awards are based on the company’s actual performance during a three-year performance period with respect to performance measures selected under the company’s Stock Incentive Plan. The payment amount for completed performance periods is determined by a comparison of the company’s financial performance for the three-year period with performance of the Russell 2000 Index for the same period. Payments attributable to completed performance periods are made in cash unless a participant has not yet achieved his or her required stock ownership level under the company’s guidelines, in which case, up to one-third of the earned award will be paid in the form of company stock. These awards are intended to qualify as performance-based compensation in accordance with the requirements of Internal Revenue Code Section 162(m).

In 2010, the Committee granted LTIP Awards for the performance period 2010 – 2012 in lieu of equity grants for Mr. Keating and Ms. Clark because each of them already own a significant personal equity position in the company and have met their stock ownership requirements. Messrs. Denninger and Steiner who both joined the company in 2008 were granted LTIP Awards for the 2010 – 2012 performance period and also received restricted stock awards of 8,580 and 6,530 respectively and stock option grants of 24,300 and 18,490 shares, respectively, during 2010. Mr. Smidler did not become an executive officer until September 1, 2010 and thus was not a participant in the 2010 – 2012 LTIP performance period.

It has been the company's practice to include new executive officer participants in the three-year LTIP award performance cycle that follows their hire date. This has resulted in no LTIP payment for at least three years after first becoming a participant. In the interim, these new executives have received stock options and restricted stock grants as described above. In February 2011, the Committee determined that, as a better means of relating a new executive's incentive compensation to the company's performance against the Russell 2000 companies, it would utilize LTIP awards with one and two year performance cycles in addition to the traditional three-year performance cycle, beginning in 2011. These LTIP awards would correspondingly use one, two and three-year Russell 2000 index performance periods to determine the LTIP payment. These awards would be of similar value as, and would replace, stock options and restricted stock awards for new executive officers, beginning with the award year during which these LTIP awards are made. As a result, Mr. Smidler, who joined the company in December 2009, will participate in three separate LTIP award cycles beginning January 2, 2011 covering the periods January 1, 2011 through December 31, 2011, January 1, 2011 through December 31, 2012, and January 1, 2011 through December 31, 2013. He will receive stock option and restricted stock grants in February 2011, attributable to performance in the 2010 award year; he will not receive such grants for the 2011 award year and in the future.

The Committee uses the following performance measures and weightings based on its determination of their importance as indicators of the company’s long-term success:

Performance Factor	Weighting
Three-year average return on investment	40%
Average annual compounded growth in earnings per share	40%
Three-year total return to shareholders	20%

The Committee chooses the Russell 2000 Index companies for long-term financial performance comparison for much the same reason that it does for annual cash incentive awards — the Committee believes that these are the type of companies against which an investor would likely compare the company’s performance in considering investment decisions. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets annually.

The financial measures and target performance goals used in the estimated calculation for the 2008 – 2010 performance period are as follows:

Three-year average return on investment

Our three-year average return on total investment is 8.6%, which represents the average for the three-year performance period shown on the following table. The company defines total investment as total shareholder equity plus total long-term debt (including current portion). Return on investment is net earnings divided by total investment as follows:

	(In Millions)
	2010	2009	2008
Net Earnings	$38,324	$32,649	35,107
Total Equity	$362,670	$312,900	$274,271
Total Debt	$148,423	$63,635	$94,165
Total Investment	$511,093	$376,535	$368,436
Return on investment	7.5%	8.7%	9.5%

Average Annual Compounded Growth in Earnings per Share

Our average annual compounded growth in diluted earnings per share represents the average diluted earnings per share growth rate over the three-year performance period, which is calculated as follows:

	2005	2006	2007	3 Year Average	2008	2009	2010	3 Year Average
EPS	$0.22	$1.01	$1.46	$0.90	$1.38	$1.27	$1.47	$1.37

Average Compounded Annual Growth = ($1.37 ÷ $0.90) 1/3 – 1 = 15.03%.

Three-Year Total Return to Shareholders

Return to shareholders combines share price appreciation and dividends reinvested. The total return to shareholders is based on a computation that is obtained from Standard & Poor’s Compustat, an independent research service. The company’s total return to shareholders for the performance period from 2008 – 2010 is -14.6%; this performance reflects the significant global economic difficulties that began in 2008 resulting in an almost 50% decline in that year. The total return to shareholders for the two-year period 2009 and 2010 is approximately 69%.

The following table shows the estimated awards for the 2008-2010 performance period. The table reflects complete Russell 2000 Index data for 2008 and 2009 however, as of February 1, 2011, only 18.8% of Russell 2000 Index data is available for the 2010 fiscal year. Actual Russell 2000 performance for the 2008 – 2010 performance period may be higher or lower than what is illustrated. The company will disclose actual payments for the performance period when they are made, by filing a Form 8-K.

	Company Performance	Est. Russell Performance at 50th Percentile	Estimated Percentage Earned	Performance Weighting	Estimated Award
Three-year Average Return on Investment	8.6%	2.0%	200.0%	40%	80.0%
Average Annual Compounded Growth in Earnings per Share	15.03%	1.7%	197.1%	40%	78.8%
Three-Year Total Return to Shareholders	-14.6%	-0.6%	55.7%	20%	11.1%
Total Estimated Award					169.9%

Financial performance in the 1st quartile results in no award payment; performance at the median results in an award payment at 100% of target; and performance at the top of, or above, the 3rd quartile results in a maximum award payment at 200% of the target. Interpolation is used to determine payments for financial performance within these quartiles. The methodology for determining the financial targets remains the same year to year, although the actual targets vary for each performance period based on the three-year performance of the Russell 2000 companies. Grants made for the performance period beginning on January 1, 2010 through December 31, 2012 are shown in the “Grant of Plan-Based Awards” table on page 42.

Payments earned, if any, are generally made in June of the year following the end of the performance period. This payment date gives the committee time to collect and analyze more complete performance results of the Russell 2000 companies for the performance period. As explained above, amounts earned for the performance period January 1, 2008 – December 31, 2010 are not yet determinable and are not reflected in the Summary Compensation Table. The following table shows the estimated LTIP payment amounts for the 2008 – 2010 performance period for the named executive officers that received LTIP Awards for that performance period:

Estimated Long-Term Performance-Based Cash Award — 2008 – 2010

Named Executive Officer	2008 Base Salary	Award Opportunity as a % of Base	Target Award	Performance Factor	Estimated Awards
Neal J. Keating	$675,000	160%	$1,080,000	169.9%	$1,834,920
Candace A. Clark	$339,000	95%	$322,050	169.9%	$547,163

Retirement Benefits

The company offers a tax qualified defined benefit pension plan (“pension plan”) for most of its employees including the named executive officers. Tax rules restrict the amount of benefit that can be accrued for higher paid employees under this plan. The company maintains a Supplemental Employees’ Retirement Plan, which we refer to as the SERP, to pay the difference in retirement benefits between what the officer would be entitled to receive from the company’s qualified pension plan, but for government imposed restrictions, and what is actually received from the qualified plan. The purpose of these plans is to provide a reasonable level of retirement income taking into account pre-retirement earnings and length of service with the company. In recent years, maintenance of the company’s pension plan has become an increasingly greater use of the company’s cash resources due to the continued implementation of the federal Pension Protection Act funding legislation and the effect of economic conditions upon interest rates. In order to balance the increasing costs of maintaining the pension plan with our interest in providing a long-term savings vehicle for our employees, in early 2010 the Board approved closing the pension plan to all new hires on or after March 1, 2010 and continued it for then existing employees with the following changes:

•	Changes in pay were taken into account for benefit calculation purposes until the end of calendar year 2010, after which no further changes will be taken into account.

•	The benefit formula was improved to use the highest five years out of the last ten years of service up to December 31, 2010, whether or not consecutive.
•	Years of service (as defined by the pension plan) will continue to count for accruing benefits under the pension plan through December 31, 2015 — this will provide employees with several years’ time for planning and executing alternative retirement savings strategies and will moderate the transition for those participants already near retirement age.

These changes apply equally to the SERP in which the named executive officers participate (with the exception of Mr. Smidler because Industrial Distribution closed the pension plan to new employees before Mr. Smidler joined the company) except that the SERP already provides for use of non-consecutive years of service for benefit calculations. As a result of the SERP changes, participating executives will realize a reduced retirement income. The Committee also determined in early 2010 that the reduction would result in a less than competitive total compensation package and that there should be a reallocation of the reduction to performance-based elements of the total compensation package in the best interests of shareholders. Therefore, the Committee approved increases to the 2010 LTIP award targets for each participant, including the named executive officers. LTIP awards are a feature of the Company’s 2003 Stock Incentive Plan. The Company, with the assistance of its actuaries, has estimated that if the new target LTIP award is earned each year, the additional LTIP payment would be substantially equivalent to the retirement benefit that would have been earned but for the suspension of the SERP. If the LTIP performance goals are not met, the amount earned pursuant to the new LTIP targets would be less than that which would have been received under the SERP.

The change in the value of the tax-qualified pension plan and SERP benefits in 2010 is shown in the Summary Compensation Table at page 41 and the full value of these benefits at normal retirement age is shown in the Pension Benefits Table at page 44.

Effective January 1, 2011, the company has doubled the matching contributions under its 401(k) plan to $1.00 for each $1.00 that a participant contributes as a pre-tax 401(k) contribution, up to 5% of compensation (not to exceed the tax law limit on compensation ($245,000 for 2011)). If a participant saves 5% of his or her compensation, the company will match it with another 5% for a total savings of 10%. Participants in the 401(k) plan are always vested in their own contributions and upon reaching 3 years of service with the company, they will also be vested in all employer-matching contributions.

Other Benefits

A select group of highly compensated management employees, including the named executive officers, are eligible to participate in our Deferred Compensation Plan, which permits deferral of certain types of compensation. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the Non-Qualified Deferred Compensation Plan Table, below at page 45. As explained above, in February 2010, all perquisites with the exception of institution of a vehicle allowance in place of a leased company vehicle were ended for the named executive officers. The Summary Compensation Table provides information regarding the incremental cost of perquisites for the named executive officers for the portion of 2010 during which they were in place. In addition, the company maintains one corporate aircraft, which was used solely for business purposes in 2010, except for limited spousal travel to accompany executives on business trips.

Employment Agreements and Change in Control Arrangements

The company has entered into employment agreements and change in control agreements with our named executive officers. The terms and conditions of the agreements are described beginning on page 46. The Committee has extended employment agreements for the named executive officers in order to encourage the retention of valuable executive talent, discourage competitors from attempting to hire those executives, and to protect the company in the event that an executive departs by strictly prohibiting the disclosure of confidential information, limiting the executive’s ability to compete with the company after employment termination, requiring the signing of a release agreement before the payment of severance benefits and imposing reasonable post-employment cooperation obligations. The Committee believes that the change in control agreements serve the interests of our company and its shareholders by ensuring that if a hostile or friendly change of control is ever under consideration, our executives will be able to advise our board of directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations.

The current agreements restrict the circumstances under which an executive would be entitled to an IRC Section 280G tax gross-up payment, require a signed release in exchange for severance benefits in all events, and contain provisions such that payments under the agreements are exempt from, or comply with, the requirements of IRC Section 409A. The Committee will address the terms of each executive’s change in control agreement at the time that it expires.

In early 2010, the Committee notified the company’s executive officers that in the event their management agreements were renewed, it did not intend to provide an excise tax gross-up benefit. The Committee took this action in light of evolving market practices for change in control agreements. The company will address the terms of each executive officer’s control agreement at the end of its term. Additionally, no future employment or change in control agreement entered into with any other officers will contain a company obligation to make a Section 280G tax gross-up payment; which is reflected in Mr. Smidler’s agreements. The employment agreements and change in control agreements for Messrs. Keating and Denninger also provide the company with a right to “claw back” compensation paid or received, or to be paid or received, by these officers relating to Incentive Compensation (as defined in the agreements) awards made on or after January 1, 2010 with respect to fiscal periods beginning with 2010 where there is a Mandatory Restatement (as defined in the agreements) of the company’s financial statements for fiscal 2010 or any year thereafter that arises directly from the fraudulent or knowing, intentional misconduct of the officer. This “claw back” provision will be modified and added to all executive officer management agreements when the SEC issues final regulations to provide guidance on specific claw back requirements of recent federal legislation.

The employment and change in control agreements for Mr. Keating are essentially the same as the agreements entered into by the other named executive officers, except for differences reflecting Mr. Keating’s position as President and CEO. Information regarding each of the named executive officers’ agreements and the payments that would be received under different termination circumstances is set forth below under the caption “Payments Made Due to Qualifying Employment Termination on or After a Change In Control” at page 49.

Stock Ownership Guidelines for Directors and Executive Officers

Since 2006, the Board has maintained stock ownership guidelines for both non-employee directors and corporate management. The Board believes that the directors and senior management should have a significant equity position in the company and that these guidelines further the Board’s interest in encouraging a longer-term focus in managing the company.

Under the guidelines, non-employee directors are required to have an ownership multiple of 3 times their annual cash retainer of $45,000 in 2010. Directors who do not meet the ownership guidelines must hold shares received pursuant to restricted stock grants (with such shares being netted for the income tax effect thereof) for a period of 3 years or until the guidelines are met, whichever is earlier. The stock ownership guidelines for senior management require covered executives to retain one-third of the net after-tax gain realized under equity-based compensation awards granted after the adoption of the guidelines, until they achieve and continue to maintain the following stock ownership levels:

President and CEO	3 times salary
Participants in the LTIP under the 2003 Stock Incentive Plan (generally, fewer than 10 individuals)	2 times salary
All Other Corporate Officers (generally, about 10 individuals)	1 times salary

The Committee reviews stock ownership levels of executives subject to these guidelines on a quarterly basis. Exercisable stock options are not included in the determination of compliance with the ownership levels set forth above. Mr. Keating and Ms. Clark met stock ownership requirements during 2010; the other named executive officers are making progress toward compliance and have each been associated with the company for less than three years.

In determining whether the guidelines have been achieved at any particular point, the price of the company’s stock will be the higher of (i) the then current market value determined by the closing price on the date of the determination; or (ii) the closing price on February 21, 2006, which was $21.13. The closing price of the stock on December 31, 2010 was $29.07 and was used for the final determination of compliance for 2010.

Material Tax and Accounting Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to the company’s CEO and the three other most highly compensated executive officers (excluding the Chief Financial Officer). However, “performance-based compensation” that meets certain requirements under Section 162(m) is exempt from this deduction limitation. Except as specifically noted above in the case of the special discretionary bonus to Mr. Steiner, the Committee structures incentive compensation such as annual cash incentive awards (under its Cash Bonus Plan) and cash-based LTIP awards (under its Stock Incentive Plan) to qualify for this exemption. In 2010, Mr. Keating’s compensation exceeded the Section 162(m) limit by $481,000 due to the vesting of previously granted restricted stock awards.

Context of This Discussion

If this discussion has contained future individual or company performance targets and goals, they are disclosed in the limited context of the company’s executive compensation program, so you should not consider them to be statements of management expectations or estimates of results or other guidance. We specifically encourage investors not to apply these statements in other contexts.

Personnel & Compensation Committee Report

The Committee has reviewed and discussed this Compensation Discussion and Analysis with management and concurs with its contents. Based on this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement on Schedule 14A and incorporated in its annual report to the SEC on Form 10-K for the year ended December 31, 2010.

Personnel & Compensation Committee

Richard J. Swift, Chair
Brian E. Barents
E. Reeves Callaway III
Thomas W. Rabaut

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

SUMMARY COMPENSATION TABLE

The table, footnotes and narrative below describe the aggregate compensation earned by each of our named executive officers for our 2008, 2009 and 2010 fiscal years. For information on the role of each component of our executive compensation program, please, see the description under “Compensation Discussion and Analysis” beginning on page 21.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2) ($)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
NEAL J. KEATING Chairman, President and Chief Executive Officer	2010	725,000	—	—	—	1,094,750	251,650	65,901	2,137,301
	2009	662,019	—	1,111,250	—	730,080	162,419	41,932	2,707,700
	2008	675,000	—	910,650	—	446,040	97,766	434,015	2,563,471
WILLIAM C. DENNINGER Senior Vice President, and Chief Financial Officer(7)	2010	478,200	—	223,681	225,781	444,726	126,992	31,653	1,531,033
	2009	431,538	—	—	—	297,440	50,255	39,683	818,916
	2008	54,098	—	53,175	85,816	21,801	—	1,575	216,465
GREGORY L. STEINER President, Kaman Aerospace Group(8)	2010	371,725	43,715	170,237	171,798	124,899	91,270	26,180	999,824
	2009	328,558	—	129,083	128,845	226,460	36,583	26,710	876,239
	2008	162,910	—	107,975	173,946	81,455	9,243	51,442	586,971
STEVEN J. SMIDLER President, Kaman Industrial Technologies(9)	2010	307,500	137,500	—	—	321,000	—	116,383	882,383
	2009	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—
CANDACE A. CLARK Senior Vice President and Chief Legal Officer	2010	374,170	—	—	—	289,982	524,335	22,968	1,211,455
	2009	332,481	—	—	—	848,564	503,679	27,037	1,711,761
	2008	339,000	—	—	—	540,892	269,550	42,415	1,191,857

(1)	The figure in this column for Mr. Steiner represents a special, one-time discretionary bonus awarded to him that is attributable to the company’s receipt of a $6.6 million payment related to the claim for “look-back” interest that we filed with the IRS in connection with the Aerospace segment’s former Australia SH-2G program and the gain on sale of certain assets by the Aerospace segment during the year. The figure in this column for Mr. Smidler represents a starting bonus which was considered necessary for his recruitment in December 2009.
(2)(3)	Amounts shown in the Option Awards and Stock Awards columns reflect the aggregate grant date fair value of stock option and restricted stock granted to our named executive officers with respect to the 2008, 2009 and 2010 fiscal years in accordance with ASC 718. For a discussion of valuation assumptions, see Note 20, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. Only Mr. Denninger and Mr. Steiner received grants of stock options and restricted stock during 2010, and these grants are discussed in above in the Compensation Discussion and Analysis. See the Grants of Plan-Based Awards table for additional information about these grants
(4)	Represents annual cash incentive awards earned by named executive officers during the applicable fiscal year under our Cash Bonus Plan, which plan is discussed under “Compensation Discussion and Analysis” beginning on page 21. The amounts in the table do not reflect payments that cannot yet be determined but which may become due under the LTIP for the January 1, 2008 – December 31, 2010 performance period. The 2009 figure reflects the LTIP payment made in June 2010 under the LTIP feature of the 2003 Stock Incentive Plan for the January 1, 2007 – December 31, 2009 performance period. Our LTIP is discussed in further detail on page 35 of the Compensation Discussion and Analysis.
(5)	Represents the total change in the present value of accrued benefits under our pension plan and SERP from year to year. These changes for the pension plan have been calculated by assuming all executives are employed until retirement and benefits commence at the earlier of normal retirement age (generally age 65) and the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service). With respect to the SERP, these changes for all years were calculated using the Pension Protection Act interest rate methodology and eliminating pre-retirement mortality assumptions (as all benefits are paid in a single lump sum).
(6)	The amounts included in this column consist of the following: Participation in our life insurance program for senior executives, employer matching contributions under our 401(k) Plan, supplemental employer contributions under our Deferred Compensation Plan for which only Mr. Smidler is eligible because in 2010 he was neither a SERP nor LTIP participant, and perquisites consisting of: (1) payments under the Medical Expense Reimbursement Program (“MERP”), (2) a leased automobile, reimbursement for maintenance costs and the ability to acquire the vehicle and (3) tax/estate planning reimbursement up to $10,000 per individual per calendar year. MERP and tax/estate planning reimbursement ended for the named executive officers in February 2010. In late 2010, the Committee replaced the lease vehicle perquisite with a monthly allowance for each executive as their vehicle lease expires. The figure for Mr. Keating includes $50,833, which is the Kelley Blue Book trade-in value of the company vehicle that was transferred to him at the end of its lease period. The figure for Mr. Smidler includes $66,858 attributable his relocation to Connecticut. Infrequently, spouses and guests of named executive officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. This use has minimal cost to the company. Income is imputed to the named executive officer for income tax purposes.
(7)	Mr. Denninger joined the company in November 2008.
(8)	Mr. Steiner joined the company in July 2008.
(9)	Mr. Smidler joined the company in December 2009 and became an executive officer and President of the Industrial Distribution segment on September 1, 2010.

Employment Agreements and Change in Control Agreements

We currently have employment agreements and change in control agreements with all named executive officers. The term of the employment agreements generally extend until January 1, 2012, subject to annual renewal thereafter, at the discretion of the Board. The change in control agreements generally extend through 2012, subject to annual renewal thereafter, at the discretion of the Board. Pursuant to the employment agreements in place during 2010, the named executive officers were provided the 2010 salary levels listed in the Summary Compensation Table and target annual bonus opportunities, representing a percentage of annual base salary as described under the caption “Award Opportunities” on page 28. These agreements further provide for participation in our employee benefit programs generally applicable to our senior executives, except that Mr. Keating and Mr. Steiner are entitled to continued premium payments for their lifetime under our Senior Executive Life Insurance Program under certain circumstances. The estimated post termination compensation payable to our named executive officers under these agreements are described in detail under the caption “Post Termination Payments and Benefits” beginning at page 46.

Grants of Plan-Based Awards in 2010 Fiscal Year

The following grants were made during the 2010 fiscal year to our named executive officers pursuant to the company’s Cash Bonus Plan and 2003 Stock Incentive Plan. There are no estimated future payouts under equity incentive plans.

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Neal J. Keating	1/1/2010 (1)	$0	$725,000	$1,450,000
	1/1/2010 (2)		1,413,750	2,827,500
William C. Denninger	1/1/2010 (1)	$0	$286,920	$573,840
	1/1/2010 (2)		549,930	1,099,860
	2/22/2010 (3)				8,580			$26.07
	2/22/2010 (4)					24,300	$26.07
Gregory L. Steiner	1/1/2010 (1)	$0	$223,035	$446,070
	1/1/2010 (2)		427,484	854,968
	2/22/2010 (3)				6,530			$26.07
	2/22/2010 (4)					18,490	$26.07
Steven J. Smidler	1/1/2010 (1)		181,500	363,000
	1/1/2010 (2)	—	—
Candace A. Clark	1/1/2010 (1)	$0	$187,085	$374,170
	1/1/2010 (2)		392,879	785,757

(1)	Represents annual Cash Bonus Plan participation for the 2010 fiscal year. Actual determination of the award amount, and its payment, was made in February 2011. Please see the Annual Cash Incentives section of the Compensation Discussion and Analysis at page 22.

(2)	Represents a long-term incentive award grant under the LTIP feature of the 2003 Stock Incentive Plan for the three-year performance period 1/1/10 – 12/31/12. Payments, if any are earned, will not be made until approximately June of 2012. Please see the Long-Term Incentives section of the Compensation Discussion and Analysis at page 35.
(3)	Represents a restricted stock award grant under the 2003 Stock Incentive Plan for which restrictions lapse at the rate of 20% per year, beginning on March 1 of the year following the grant date. Dividends are paid on the stock which is subject to restriction at the same rate that is paid to other shareholders. The stock subject to restriction is not counted toward the named executive officers’ compliance with stock ownership guidelines.
(4)	Represents stock option award under the 2003 Stock Incentive Plan, for which vesting occurs at the rate of 20% per year, beginning on March 1 of the year following the grant date. Stock options are made at 100% of the stock’s fair market value as defined in the Stock Incentive Plan on the grant date.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table lists the outstanding stock options and restricted stock awards at December 31, 2010 for each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Stock Awards	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Number of Shares or Units of Stock That Have Not Vested ($)(2)(3)
Neal J. Keating						9/17/2007	8,000	$232,560
						9/23/2008	18,000	$523,260
						10/13/2009	33,333	$968,990
William C. Denninger	4,000	6,000	$21.27	11/17/2008	11/17/2018	11/17/2008	1,500	$43,605
	—	24,300	$26.07	2/22/2010	2/22/2020	2/22/2010	8,580	$249,421
Gregory L. Steiner						7/7/2008	3,000	$87,210
	8,000	12,000	$21.60	7/7/2008	7/7/2018
	4,005	16,020	$16.35	2/23/2009	2/23/2019	2/23/2009	6,316	$183,606
	—	18,490	$26.07	2/22/2010	2/22/2020	2/22/2010	6,530	$189,827
Steven J. Smidler						12/1/2009	1,680	$48,838
Candace A. Clark	6,000		$16.31	2/13/2001	2/13/2011
	10,530		$14.50	2/12/2002	2/12/2012

(1)	Unless otherwise stated, options vest at the value rate of 20% per year, beginning March 1 of the year following the grant date and have a term of 10 years. Vesting of these awards may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each named executive officer and otherwise as provided in the 2003 Stock Incentive Plan. Please see the Post Termination Payments and Benefits section at page 46.
(2)	Market value is calculated based on the closing price of the company’s Common Stock on December 31, 2010 (the last business day of the year), which was $29.07.
(3)	Unless otherwise stated, restrictions lapse with respect to restricted stock awards at the rate of 20% per year, beginning March 1 of the year following the grant date. Lapsing of restrictions may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each named executive officer and otherwise as provided in the 2003 Stock Incentive Plan. Mr. Keating’s October 13, 2009 award has restrictions that lapse at the rate of one-third (1/3) each year beginning one year after the grant date. Please see the Post Termination Payments and Benefits section at page 46.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table provides information about the value realized by our named executive officers on the exercise of stock options and the lapse of restrictions with respect to restricted stock awards during the 2010 fiscal year.

	Option Awards			Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Exercise Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)	Vesting Date
Neal J. Keating				4,000	$95,680	9/17/10
				6,000	$153,900	9/23/10
				16,667	$432,175	10/13/10
William C. Denninger				500	$13,315	11/17/10
Gregory L. Steiner				1,000	$21,490	7/7/10
				1,579	$37,817	3/1/10
Steven J. Smidler				420	$11,831	12/1/10
Candace A. Clark	4,500	$42,019	9/23/10
	5,470	$60,991	9/23/10

(1)	These amounts differ from those shown in the Summary Compensation Table. The amounts shown in the Summary Compensation Table for stock options represent the aggregate grant date fair value of awards made during 2010 in accordance with FASB ASC Topic 718. The amounts identified above represent the value actually received for all options (including previously vested but unexercised options) exercised in 2010 measured as the difference between the fair market value of a share of our Common Stock on the day the option was exercised and the exercise price of the option.
(2)	These amounts differ from those shown in the Summary Compensation Table. The value of restricted stock awards included in the Summary Compensation Table represents the aggregate grant date fair value of awards made during 2010 valued in accordance with FASB ASC Topic 718. The amount shown above for restricted stock awards represents the actual value of the restricted stock awards on the date restrictions lapsed, determined based on the fair market value of a share of our Common Stock on that date.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our named executive officers at age 65 and the number of years of service credited to each of them under the Kaman Corporation Employees’ Pension Plan, which we call the “pension plan” and the SERP as of December 31, 2010.

Name	Plan Name	Number of Years of Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Neal J. Keating	Kaman Corporation Employees’ Pension Plan	3.38	95,473	$—
	SERP	3.38	422,481	$—
William C. Denninger	Kaman Corporation Employees’ Pension Plan	2.12	80,681	$—
	SERP	2.12	96,566	$—
Gregory L. Steiner	Kaman Corporation Employees’ Pension Plan	2.73	75,420	$—
	SERP	2.73	61,676	$—
Steven J. Smidler(2)	Kaman Corporation Employees’ Pension Plan	0	0	$—
	SERP	0	0	$—
Candace A. Clark	Kaman Corporation Employees’ Pension Plan	26	1,022,089	$—
	SERP	26	2,260,640	$—

(1)	Represents the present value of accrued benefits under our pension plan and SERP based upon the following assumptions: a) for the pension plan, that each executive is employed until retirement, that his or her benefits commence at the earlier of normal retirement age (generally, age 65), and that the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service) and b) for the SERP, that the change to interest rate methodology required under the Pension Protection Act of 2006 and elimination of pre-retirement mortality assumptions because SERP benefits are payable as a lump sum. Please see Footnote 16 to the company’s audited consolidated financial statements for the year ended December 31, 2010 for a description of material assumptions. Please also see the Retirement Benefits section of the Compensation Discussion and Analysis at page 37.

(2)	Mr. Smidler is not a participant in the pension plan or SERP because the Industrial Distribution segment closed the pension plan to new hires before Mr. Smidler joined the company.

The pension plan is a tax-qualified plan that provides benefits for the full-time U.S. employees hired prior to June 1, 2009 at Kaman Industrial Technologies and prior to March 1, 2010 at Kaman Corporation and other participating subsidiaries (with the exception of certain acquired companies that have not adopted the pension plan). Employees become participants upon their completion of certain hours of service requirements and become vested in their pension benefits generally upon attaining five years of continuous service, as defined by the pension plan. Normal retirement, as defined by the pension plan, is generally age 65, however employees that work beyond age 65 may continue to accrue benefits. Employees may retire as early as age 55 with 5 years of service in accordance with pension plan provisions. The annual benefit under the pension plan is generally 60 percent of the average of the highest five consecutive years of “Covered Compensation” out of the final ten years of employment less 50 percent of the primary social security benefit, reduced proportionately for years of service less than 30 years. At Kaman Corporation, the parent company, participants who joined the company prior to 2004, have 30 years of service, and have attained age 63, are permitted to retire with a pension benefit unreduced for early retirement. The pension plan limits the amount of pension benefits that may be provided to participants under this formula in accordance with certain limits under federal tax laws. To the extent that these limits apply to certain executive officers, the company provides an additional benefit under the SERP program. Except as provided below, our SERP program generally makes each participant whole for the benefits under the retirement formula described above that could not be provided under the pension plan due to these limits. Only salary and annual bonus are treated as pensionable earnings on and after January 1, 2006. Benefits under the SERP will be based on the highest five years of pensionable earnings over the last ten years whether or not consecutive. In February 2007, the Board provided that payments that were not made to a named executive officer as a lump sum SERP retirement benefit during his or her lifetime would be paid as a death benefit to the named executive officer’s surviving spouse or the executive’s estate.

In February 2007, the Board also amended our SERP in order to comply with requirements of Internal Revenue Code Section 409A. In order to preserve grandfathering treatment for benefits accrued under our SERP for years prior to January 1, 2005, we adopted a separate plan document for SERP benefits accrued by our executive officers after December 31, 2004.

As described above under the caption “Retirement Benefits” at page 37, the pension plan was amended by the Board in early 2010 to close the plan to new hires on or after March 1, 2010. Existing employees at that time continue to participate in the pension plan subject to the following changes when calculating pension benefits; 1) changes in pay after 2010 will be disregarded; 2) compensation in the highest five years out of the last ten years of service prior to 2011 will be taken into account, whether or not consecutive; and 3) a participant’s years of service as defined by the pension plan will continue to count for accruing benefits under the pension plan through December 31, 2015. Corresponding changes were made to the SERP at the same time to assure consistency with the pension plan changes. These changes did not affect individuals who were already retired or had terminated employment and were vested in their pension benefit.

Non-Qualified Deferred Compensation Plan

The following table presents contribution, earnings and balance information under the company’s Deferred Compensation Plan for our named executive officers for 2010:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Neal J. Keating	$—	$—	$—	$—	$—
William C. Denninger	$—	$—	$—	$—	$—
Gregory L. Steiner	$—	$—	$—	$—	$—
Steven J. Smidler(2)	$—	$30,750	$678	$—	$31,428
Candace A. Clark	$—	$—	$19,042	$—	$405,464

(1)	Interest is credited at 120% of Applicable Federal Long-Term Rate.

(2)	During 2010, Mr. Smidler received supplemental employer contributions in the same manner as other participants in the plan who were not also SERP or LTIP participants.

Our Deferred Compensation Plan affords participants the opportunity to defer up to 50% of base salary and 100% of annual bonus for each calendar year. The deferred amount grows at a crediting rate based on 120% of the Applicable Federal Long-Term Rate published by the Internal Revenue Service (the “Applicable Interest Rate”) until a predetermined distribution date. The plan also provides for certain employer contributions. Specifically, the company makes an additional contribution to the participant’s deferred compensation plan account in the amount of 25% of the participant’s deferrals, subject to a limitation of 2.5% of the participant’s salary and annual cash incentive, and reduced by the amount of the company match under the 401(k) plan. The company also makes a supplemental deferred compensation contribution to the participant’s account equal to 10% of their earnings for pension purposes that exceed the compensation limit established annually by the Internal Revenue Service. SERP and LTIP program participants are not eligible for this supplemental contribution. In February 2008, the Board amended the Deferred Compensation Plan to comply with the requirements of Section 409A with respect to deferred amounts (and related earnings) that become vested after December 31, 2004. The provisions of the Deferred Compensation Plan in effect prior to February 2008 continue to apply with respect to deferred amounts that vested before January 1, 2005 (and any related earnings). Under the plan in effect before February 2008, which applies to virtually all of the aggregate balances for Ms. Clark, a named executive officer may elect distribution in the form of a lump sum payment or installments if he or she separates from service with the company after attaining early retirement age under the pension plan, with payment to commence shortly after retirement or until the second day of January in the following year. In the event that separation from service occurs prior to attaining early retirement age or if benefits do not exceed $25,000 in the aggregate, benefits are paid in a lump sum. Participants may also elect to receive payments while employed after a stated number of years as part of their initial deferral election or for account balances prior to January 1, 2005 at any time by having that account balance reduced by 10%. Distributions are also available due to financial hardship.

POST TERMINATION PAYMENTS AND BENEFITS

The tables below reflect the amount of estimated compensation payable to each of our named executive officers in the event of termination of such executive’s employment under various circumstances, including voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control and in the event of disability or death.

Payments Made Upon Termination

Regardless of the manner in which any named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	unpaid base salary through the date of termination;
•	any unpaid bonus or LTIP award with respect to a completed performance period; and
•	all accrued and vested benefits under the company’s compensation and benefit programs, including the pension plan and the SERP.

Payments Made Upon Termination for Cause By the Executive Officer or Without Good Reason

In the event of the termination of a named executive officer’s employment for cause (other than disability) or by the named executive officer without good reason, he or she will be entitled to the amounts identified under the caption “Payments Made Upon Termination” above.

“Cause” for the company to terminate the named executive officer’s employment exists if any one of the following events occurs:

•	conviction of, or a plea of guilty to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or
•	a determination by a majority of the Board in good faith that named executive officer has either:
•	willfully and continuously failed to substantially perform his or her duties;

•	engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of the named executive officer’s employment and materially injurious to the company;
•	willfully violated a material requirement of the company’s Code of Conduct or the named executive officer’s fiduciary duty to the company; or
•	in the case of the Chief Executive Officer, violated his covenant to the company that he is not bound to any agreement that would, among other things, limit his performance with the company.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items listed under the heading “Payments Made Upon Termination”, he or she will receive the following benefits:

•	full vesting of all outstanding equity awards;
•	a pro-rata portion of the named executive officer’s annual bonus for the performance year in which the termination occurs; payable at the same time that bonuses are paid to other senior executives (provided that if such bonuses are not paid by March 15th of the calendar year after the calendar year in which bonuses are earned, the pro-rata bonus will not be paid until the date that is six months and a day after the executive’s termination of employment and will be credited with interest calculated under Internal Revenue Code Section 1274 from March 15 until the date that it is paid);
•	for performance periods beginning January 1, 2010, pro-rata payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance, as and when paid to other participants; and for performance periods beginning on January 1, 2009 or earlier, based on 100% of the target value irrespective of actual performance,
•	for Messrs. Keating and Steiner, continued payment of life insurance premiums for the remainder of their lives provided that they retire at or after age 62; and
•	For Mr. Steiner and Ms. Clark, title to the executive’s company automobile on an “as is” basis, with the automobile’s fair market value being taxable to the executive. The current leases for Mr. Steiner’s and Ms. Clark’s company vehicles will end in 2011 and will be replaced with the vehicle allowance which applies to the other named executive officers.

Retirement is generally defined as a termination of employment at or after age 65 for all named executive officers, except that the Committee determined in 2010 that the Committee should have the flexibility to permit retirement at or after age 62 if it is in the best interests of the company and its shareholders. At the Committee’s direction, the named executive officers’ employment agreements will be modified to reflect this change at such time as they are first renewed. The employment agreements for all named executive officers other than Mr. Steiner (whose agreement will be subject to renewal during 2011) were amended to reflect this change during 2010.

Payments Made Upon Death or Disability

In the event of the death or disability of named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination”, the named executive officer or his or her estate will receive the following:

•	full vesting of all outstanding equity awards;
•	for performance periods beginning January 1, 2010, pro-rata payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance, as and when paid to other participants; and for performance periods beginning on January 1, 2009 or earlier, based on 100% of the target value irrespective of actual performance,
•	benefits under the company’s disability plan or payments under the company’s life insurance plan, as appropriate; and

•	a pro-rata portion of the named executive officer’s annual bonus for the performance year in which the termination occurs based upon target performance, payable at the time that annual bonuses are paid to other executives.

A “disability” is considered to exist if the executive has been absent from fully performing his or her responsibilities due to physical or mental illness for a period of six consecutive months.

Payments Made Upon Involuntary Termination of Employment without Cause or By the Executive Officer for Good Reason

In the event of the termination of a named executive officer’s employment by us without cause (other than death or disability) or by the named executive officer for good reason, in addition to the benefits listed under the heading “Payment Made Upon Termination”, the named executive officer will receive the following benefits:

•	an immediate lump-sum payment equal to two times the executive’s base salary (three times in the case of Mr. Keating) and most recent bonus paid or earned, subject to a reduction as set forth in the employment agreement if termination of employment occurs within two years of the executive’s “eligibility date” for retirement (as defined above under “Payments Made Upon Retirement”);
•	a pro-rata portion of the named executive officer’s annual bonus for the performance year in which the termination occurs, payable on the same terms and conditions as if the executive had retired;
•	full vesting of all outstanding equity awards;
•	for performance periods beginning January 1, 2010 pro-rata payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance, as and when paid to other participants; and for performance periods beginning on January 1, 2009 or earlier, based on 100% of the target value irrespective of actual performance,
•	for Mr. Steiner and Ms. Clark, title to the executive’s company automobile on an “as is” basis, with the automobile’s fair market value being taxable to the executive. The current leases for Mr. Steiner’s and Ms. Clark’s company vehicles will end in 2011 and will be replaced with the vehicle allowance which applies to the other named executive officers.
•	continued participation in all medical, dental and vision plans which cover the executive and the executive’s eligible dependents for up to 24 months with the executive continuing to make his/her share of premium payments, subject to offset due to future employment; and
•	for Messrs. Denninger and Smidler and Ms. Clark, continued payment of life insurance premiums until the earlier of 24 months following employment termination or attainment of age 65 and for Messrs. Keating and Steiner, continued payment of life insurance premiums for the remainder of their lives.

“Good reason” to terminate employment exists if any one of the following events occurs without the named executive officer’s consent after providing the company notice and an opportunity to cure:

•	removal of the named executive officer from his or her position with the company (other than for Cause);
•	reduced base salary or annual target bonus opportunity;
•	a failure to pay promised compensation or benefits under the terms of the employment agreement;
•	relocation by more than 50 miles;
•	the assignment of duties that are materially inconsistent with the named executive officer’s position; or
•	no longer being a direct report to the Chief Executive Officer of the company (for named executive officers other than the Chief Executive Officer)

Payments Made Due to Qualifying Employment Termination on or After a Change in Control

The company has entered into change of control agreements with each of our named executive officers. Other than as noted below, the change in control agreements for each of our named executive officers are substantially similar.

If an executive’s employment is terminated by us without cause (other than due to death or disability) or by the executive for good reason within 90 days prior to the execution of a purchase and sale agreement resulting in a change in control or anytime thereafter until the second anniversary of a change in control, the executive will be entitled to receive the following severance benefits:

•	a lump-sum cash payment equal to the three times the executive’s base salary, in the case of Mr. Keating, and two times, in the case of the other named executive officers, plus three times, in the case of Mr. Keating, and two times, in the case of the other named executive officers, the last annual bonus paid or awarded to the executive in the three years preceding the date of termination, which shall be payable, with interest, on the date that is six months and one business day after the executive’s termination of employment;
•	a pro-rata portion of the named executive officer’s annual bonus for the performance year in which the termination occurs (based on actual company performance through the date of termination) payable on the later of the date that annual bonuses are generally paid to other senior executives and the date that is six months and a day after the executive’s termination of employment (if such bonus payment is not paid until the date that is six months and a day after the executive’s employment termination, the amount shall be credited with interest from March 15th until the date that it is paid);
•	continued participation at the company’s expense for 24 months in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;
•	full vesting of outstanding equity awards;
•	for performance periods beginning January 1, 2010, pro-rata payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance, as and when paid to other participants; and for performance periods beginning on January 1, 2009 or earlier, based on 100% of the target value irrespective of actual performance;
•	effective February 22, 2010, an additional three years, in the case of Mr. Keating, and two years, in the case of the other named executive officers, of continuous service under the SERP only to the extent needed to vest in their pension benefits (which requires 5 years of continuous service);
•	benefits under any post-retirement health care plans if the executive would have otherwise become eligible for those benefits by remaining employed through the second anniversary of the employment termination date, commencing on the later of the date that such coverage would have become first available and the date on which the executive’s post-employment participation in our benefit plans, as described above, terminates;
•	prepayment of premiums under any life insurance policy insuring the life of the executive in the case of Messrs. Keating and Steiner, which shall be payable, with interest, on the date that is six months and one business day after the executive’s termination of employment and, in the case of Mr. Denninger and Ms. Clark, continued payment of remaining life insurance premium payments for which the company shall establish an irrevocable grantor trust holding assets sufficient to pay such premiums;
•	reimbursement for up to $30,000 (in the aggregate) for outplacement services until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer;

•	For Mr. Steiner and Ms. Clark, continued use of executive’s company automobile for six months following employment termination; and thereafter title to the executive’s company automobile, with the automobile’s book value being taxable to the executive, which shall be delivered to the executive on the date that is six months and a day after the executive’s termination of employment. The current leases for Mr. Steiner’s and Ms. Clark’s company vehicles will end in 2011 and will be replaced with the vehicle allowance which applies to the other named executive officers.

Generally, pursuant to the agreements, a change of control occurs if:

•	a person unaffiliated with the company acquires control of more than thirty-five percent of our voting securities;
•	there is a change in more than fifty percent of our directors over two consecutive years which is not Board-approved;
•	a merger with an unrelated entity that results in our shareholders owning fifty percent or less of the voting securities of the merged entity (or its parent company) occurs; or
•	there is a sale of substantially all of the company’s assets to an unrelated third party or shareholder approval of a plan of complete liquidation or dissolution of the company.

A change in control does not include any related party and management buyout transactions.

“Cause” for purposes of the change in control agreements means the named executive officer’s employment termination due to any one of the following events:

•	the willful and continued failure to substantially perform his or her duties with the company after notice from the company;
•	willful engaging by the named executive officer in conduct which is demonstrably and materially injurious to the company or its subsidiaries, monetarily or otherwise; or
•	in the case of Mr. Keating, violating his covenant to the company that he is not bound to any agreement that would, among other things, limit his performance with the company.

“Good Reason” is expanded in the change in control agreements to include the company’s failure:

•	to pay to the named executive officer any portion of his or her current or deferred compensation, within 30 days of the date such compensation is due;
•	to continue in effect any compensation plan in which the named executive officer participates immediately prior to the change in control which is material to his or her total compensation without an equitable substitute;
•	to provide life insurance, health and accident, or disability plans that are substantially similar to those in which the named executive officer was participating immediately prior to the change in control;
•	to provide the named executive officer with the number of paid vacation days to which he or she was entitled to prior to the change in control; or
•	to comply with the employment termination procedures for cause set forth in the change in control agreement.

In no event will the named executive officer have good reason to terminate employment under the change in control agreement due to:

•	a diminution of the business of the company or any of its subsidiaries or a reduction in the named executive officer’s business segment’s head count or budget; or
•	a suspension of the named executive officer’s position, job functions, authorities, duties and responsibilities while on paid administrative leave.

Coordination Between Employment Agreements and Change in Control Agreements

A named executive officer will not be entitled to receive full severance benefits under both the executive’s employment agreement and the executive’s change in control agreement. An executive shall be entitled to severance benefits under his or her Employment Agreement or change in control agreement only if (1) the executive signs a release agreement, and (2) the executive does not compete with us and our subsidiaries and does not solicit our employees during the 2-year period following termination of employment.

Assumptions Regarding Post Termination Payment Tables

Except as noted below, the following tables were prepared as though each named executive officer’s employment was terminated on December 31, 2010 using the closing price of our stock as of that day ($29.07). The amounts under the column labeled “Termination by Us without Cause or by Named Executive Officer for Good Reason on Account of a Change in Control” assume that a change in control occurred on December 31, 2010. We are required by the SEC to use these assumptions. In addition to those assumptions, we believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable in the aggregate. However, none of the executives’ employment was terminated on December 31, 2010 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact.

General Assumptions

•	Base amount calculations for Section 280G tax gross-ups are based on each of our named executive officer’s taxable wages (Form W-2, Box 1) for the years 2005 through 2009.
•	All named executive officers were assumed to be subject to the maximum federal and Connecticut income and other payroll taxes, aggregating to a net combined effective tax of 60.7% when calculating the excise tax gross-up.

Equity-Based Assumptions

•	Unvested stock options and stock appreciation rights vested on December 31, 2010 with respect to a change in control, termination of employment without cause by us or by the named executive officer for good reason, retirement, death or disability.
•	Unvested stock options and stock appreciation rights that become vested due to a change in control are valued based on their “spread” (i.e., the difference between the stock’s fair market value and the exercise price).
•	It is possible that IRS rules would require these items to be valued using a valuation method such as the Black-Scholes model if they continued in existence after a change in control. Using a Black-Scholes value in lieu of the “spread” would result in higher value for excise taxes and the related tax gross-up payment.

Incentive Plan Assumptions

•	The entire value of long-term incentive plan awards with a performance period that has not ended as of a change in control are fully taken into account without any discount for amounts that may earned as of the assumed change in control date for purposes of the excise tax gross-up payment.
•	All amounts under our annual cash incentive plan were earned for 2010 in full based on actual performance and are not treated as subject to the excise tax upon a change in control.

Retirement Benefit Assumptions

•	The present value of the additional service credit for retirement benefits due to a qualifying employment termination after a change in control consists of 2 years of additional credit, except in the case of Mr. Keating whose additional service credit is 3 years. This service credit would only apply in order to vest in the pension plan; no additional compensation is included.
•	All benefits are payable in a single lump sum at the participant’s earliest retirement-eligible date.
•	December 31, 2010 present values for the qualified pension plan assume that all executives are employed until retirement and benefits commence at the earlier of normal retirement age (generally, age 65) and the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service). Present values for the SERP reflect the change to interest rate methodology required under the Pension Protection Act of 2006 and eliminate pre-retirement mortality assumptions because SERP benefits are payable as a lump sum.

Conditional Tax Gross-Up for 20% Excise Tax

A 20% excise tax is payable by a named executive officer if post termination amounts that are considered to be contingent on a change in control for tax purposes equal or exceed three times the officer’s average taxable income for the five years ended December 31, 2009. This tax equals 20% of all contingent payments that exceed his or her average taxable income as described above. Amounts that are subject to the 20% excise tax are not deductible under any circumstances by the buyer.

In early 2010, the Committee notified the company’s executive officers that in the event their management agreements were renewed, it did not intend to provide an excise tax gross-up benefit. Since that time, the employment agreements for Messrs. Keating and Denninger and Ms. Clark have already been subject to annual renewal and modified to remove any reference to excise tax gross-ups. The Committee will address the terms of each executive officer’s change in control agreement at the time it expires, which will occur in September 2012 for Mr. Keating, November 2012 for Mr. Denninger, July 2013 for Mr. Steiner, and January 2012 for Ms. Clark. The Committee also determined that no new management agreements would contain any excise tax gross-up benefit; therefore, no excise tax gross-up was provided in Mr. Smidler’s management agreements when he became president of Industrial Distribution in September 2010. Mr. Steiner’s employment agreement is subject to renewal in 2011 at which time it will be modified in this manner.

Based on the assumption that a change in control occurred on December 31, 2010, the post termination payment tables estimate the potential tax gross-up obligation based on the assumptions described above. No adjustment has been made to these amounts for the potential impact of lost deductions to a buyer after a change in control. In addition, taxable income paid prior to the year of the change in control will increase the trigger amount for the 20% excise tax.

In the event that any payments related to a change in control are subject to the 20% excise tax, the change in control agreements provide for a conditional tax gross-up payment to reimburse the named executive officer for the excise tax and additional taxes resulting from the imposition of the excise tax. The gross-up payment will be made, however, only if the amounts treated as contingent on the change in control exceed the maximum amount payable under the trigger amount described above by more than $100,000. If these amounts exceed the trigger amount by $100,000 or less, then the payments to the named executive officer will be reduced to an amount that does not trigger the 20% excise tax. If a change in control were to have occurred on December 31, 2010, Mr. Denninger and Mr. Steiner would have been entitled to receive a tax gross-up payment. The company anticipates that the amount allowed to be paid to these executives without triggering golden parachute excise taxes will increase over time as they each earns taxable compensation attributable to short and long-term incentives. The tables assume that all payment of bonus and LTIP awards on an accelerated basis at target will be parachute payments even though that may not be the case depending upon the facts and circumstances at the time of payment.

These tables were prepared on the basis that the post-termination payments under the change in control agreement do not constitute payments subject to the golden parachute excise tax to the extent of the current estimated value of the non-compete provisions of the employment agreements as determined by an independent third party. The extent to which these payments may be subject to the golden parachute excise tax will be determined on the basis of the facts and circumstances at the time of an event that triggers these payments under the change in control agreements.

Coordination with Other Tables

The post termination payment tables do not duplicate amounts disclosed elsewhere in this proxy statement that the named executive officer had earned a vested right to receive prior to January 1, 2011. These amounts primarily include the following:

•	Stock options, stock appreciation rights and restricted stock that vested prior to termination of employment — vested equity awards are reflected in the Outstanding Equity Awards at 2010 Fiscal Year-End table;
•	Pension and SERP benefits, which are reflected in the 2010 Pension Benefits Table;
•	Nonqualified deferred compensation vested under the Deferred Compensation Plan, which is reflected in the 2010 Non-Qualified Deferred Compensation Plan Table; and
•	Unreimbursed business expenses.

NEAL J. KEATING

Termination Event

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer for Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Disability	Death
Cash Payments:
• Severance(1)	0	4,365,240	2,910,160	0	0	0
• Acceleration of Long-Term Incentive(2)	0	1,550,820	1,190,820	1,190,820	1,190,820	1,190,820
Acceleration of Unvested Equity:
• Stock Options	0	0	0	0	0	0
• Restricted Stock(3)	0	1,724,839	1,724,839	1,724,839	1,724,839	1,724,839
Retirement Benefits and NQDC:
• Present Value of Additional Service Credit for Retirement Benefits(4)	0	545,907	0	0	0	0
• Non-qualified Deferred Compensation	0	0	0	0	0	0
Perquisites and Other Benefits:
• Health & Welfare(5)	0	33,723	33,723	0	0	0
• Life Insurance(6)	0	338,664	338,664	338,664	338,664	0
• Outplacement Services	0	30,000	0	0	0	0
• All Other(7)	26,140	26,140	26,140	26,140	26,140	26,140
Tax Reimbursement:
• Excise Tax & Gross-Up	0	0	0	0	0	0
Total	$26,140	$8,615,333	$6,224,346	$3,280,463	$3,280,463	$2,941,799

Notes:

(1)	Reflects two times (or three times in the event of a change in control) Mr. Keating’s 2010 base salary ($725,000) and last paid bonus ($730,080). If retirement, death or disability, reflects pro-rata bonus at target, to be paid when normally paid to other executives.
(2)	Reflects a pro-rata payment of the 3-year long-term incentive award grants made for the 2009 – 2011 and 2010 – 2012 performance periods; reflects payment of 100% target in the event of a Change in Control. For the 2010 – 2012 performance period, the payment will be based upon actual performance, however because it is not possible to estimate the Russell 2000 index comparison for the years 2010 – 2012, we have assumed a 100% target payment.
(3)	Reflects the value of unvested restricted stock that becomes fully vested, calculated by the difference between the exercise price and the closing market price of $29.07 as of December 31, 2010.
(4)	This amount does not include amounts that the named executive officer accrued under the company’s pension plan and SERP as of December 31, 2010, which are disclosed in the Pension Benefits table at page 44. Mr. Keating is not yet vested in the company’s pension plan.
(5)	Reflects the value of the company’s share of premium payments to be made for medical and dental for 24 months, based on 2011 premiums for active employees with one dependent.

(6)	Reflects the value of regular annual premium based on 2010 rate, which will be paid for 24 months. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/2010 is illustrated in this chart assuming net rate of return for annual premium at 2.79%, mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), and interest at 4.50%.
(7)	Reflects 401(k) Plan company matching contributions. Mr. Keating is also entitled to receive his contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 44, and unreimbursed business expenses that may be due.

WILLIAM C. DENNINGER

Termination Event

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer for Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Disability	Death
Cash Payments:
• Severance(1)	0	1,551,280	1,551,280	0	0	0
• Acceleration of Long-Term Incentive(2)	0	601,143	461,809	461,809	461,809	461,809
Acceleration of Unvested Equity:
• Stock Options	0	119,700	119,700	119,700	119,700	119,700
• Restricted Stock(3)	0	293,026	293,026	293,026	293,026	293,026
Retirement Benefits and NQDC:
• Present Value of Additional Service Credit for Retirement Benefits(4)	0	214,377	0	0	0	0
• Non-qualified Deferred Compensation	0	0	0	0	0	0
Perquisites and Other Benefits:
• Health & Welfare(5)	0	21,746	21,746	0	0	0
• Life Insurance(6)	0	334,264	10,616	0	0	0
• Outplacement Services	0	30,000	0	0	0	0
• All Other(7)	0	0	0	0	0	0
Tax Reimbursement:
• Excise Tax & Gross-Up	0	950,932	0	0	0	0
Total	$0	$4,116,468	$2,458,177	$874,535	$874,535	$874,535

Notes:

(1)	Reflects two times Mr. Denninger’s 2010 base salary ($478,200) and last paid bonus ($297,440). If retirement, death or disability, reflects pro-rata bonus at target, to be paid when normally paid to other executives.
(2)	Reflects a pro-rata payment of the 3-year long-term incentive award grants made for the 2009 – 2011 and 2010 – 2012 performance periods; reflects payment of 100% target in the event of a Change in Control. For the 2010 – 2012 performance period, the payment will be based upon actual performance, however because it is not possible to estimate the Russell 2000 index comparison for the years 2010 – 2012, we have assumed a 100% target payment.
(3)	Reflects the value of unvested restricted stock that becomes fully vested, calculated by the difference between the exercise price and the closing market price of $29.07 as of December 31, 2010.
(4)	This amount does not include amounts that the named executive officer accrued under the company’s pension plan and SERP as of December 31, 2010, which are disclosed in the Pension Benefits table at page 44. Mr. Denninger is not yet vested in the company’s pension plan.
(5)	Reflects the value of the company’s share of premium payments to be made for medical and dental for 24 months, based on 2011 premiums for active employees with one dependent.

(6)	Reflects the value of regular annual premium based on 2010 rate, which will be paid for 24 months. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/2010 is illustrated in this chart assuming net rate of return for annual premium at 2.79%, mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), and interest at 4.50%.
(7)	Reflects 401(k) Plan company matching contributions. Mr. Denninger is not vested in the company’s 401(k) plan company matching contributions. Mr. Denninger would entitled to receive his contributions to this plan The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 44, and unreimbursed business expenses that may be due.

GREGORY L. STEINER

Termination Event

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer for Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Disability	Death
Cash Payments:
• Severance(1)	0	1,196,370	1,196,370	0	0	0
• Acceleration of Long-Term Incentive(2)	0	460,615	354,531	354,531	354,531	354,531
Acceleration of Unvested Equity:
• Stock Options	0	348,945	348,945	348,945	348,945	348,945
• Restricted Stock(3)	0	460,643	460,643	460,643	460,643	460,643
Retirement Benefits and NQDC:
• Present Value of Additional Service Credit for Retirement Benefits(4)	0	126,428	0	0	0	0
• Non-qualified Deferred Compensation	0	0	0	0	0	0
Perquisites and Other Benefits:
• Health & Welfare(5)	0	10,873	10,873	0	0	0
• Life Insurance(6)	0	209,941	209,941	209,941	209,941	0
• Auto Allowance(7)	0	25,925	25,925	25,925	0	0
• Outplacement Services	0	30,000	0	0	0	0
• All Other(8)	18,872	18,872	18,872	18,872	18,872	18,872
Tax Reimbursement:
• Excise Tax & Gross-Up	0	591,997	0	0	0	0
Total	$18,872	$3,480,609	$2,626,100	$1,418,857	$1,392,932	$1,182,991

Notes:

(1)	Reflects two times Mr. Steiner’s 2010 base salary ($371,725) and last paid bonus ($226,460). If retirement, death or disability, reflects pro-rata bonus at target, to be paid when normally paid to other executives.
(2)	Reflects a pro-rata payment of the 3-year long-term incentive award grants made for the 2009 – 2011 and 2010 – 2012 performance periods; reflects payment of 100% target in the event of a Change in Control. For the 2010 – 2012 performance period, the payment will be based upon actual performance, however because it is not possible to estimate the Russell 2000 index comparison for the years 2010 – 2012, we have assumed a 100% target payment.
(3)	Reflects the value of unvested restricted stock that becomes fully vested, calculated by the difference between the exercise price and the closing market price of $29.07 as of December 31, 2010.
(4)	This amount does not include amounts that the named executive officer accrued under the company’s pension plan and SERP as of December 31, 2010, which are disclosed in the Pension Benefits table at page 44. Mr. Steiner is not yet vested in the company’s pension plan.
(5)	Reflects the value of the company’s share of premium payments to be made for medical and dental for 24 months, based on 2011 premiums for active employees with one dependent.

(6)	Reflects the value of regular annual premium based on 2010 rate, which will be paid for 24 months. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/2010 is illustrated in this chart assuming net rate of return for annual premium at 2.79%, mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), and interest at 4.50%.
(7)	Reflects the Kelley Blue Book trade-in value of Mr. Steiner’s vehicle. Mr. Steiner will move to a vehicle allowance at the time his company vehicle lease expires in 2011.
(8)	Reflects 401(k) Plan company matching contributions. Mr. Steiner is also entitled to receive his contributions to this plan The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 44, and unreimbursed business expenses that may be due.

STEVEN J. SMIDLER

Termination Event

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer for Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Disability	Death
Cash Payments:
• Severance(1)	0	660,000	660,000	0	0	0
• Acceleration of Long-Term Incentive(2)	0	0	0	0	0	0
Acceleration of Unvested Equity:
• Stock Options	0	0	0	0	0	0
• Restricted Stock(3)	0	48,838	48,838	48,838	48,838	48,838
Retirement Benefits and NQDC:
• Present Value of Additional Service Credit for Retirement Benefits(4)	0	0	0	0	0	0
• Non-qualified Deferred Compensation	0	0	0	0	0	0
Perquisites and Other Benefits:
• Health & Welfare(5)	0	25,530	25,530	0	0	0
• Life Insurance(6)	0	197,016	3,183	0	0	0
• Outplacement Services	0	30,000	0	0	0	0
• All Other(7)	0	0	0	0	0	0
Tax Reimbursement:
• Excise Tax & Gross-Up	0	0	0	0	0	0
Total	$0	$961,384	$737,551	$48,838	$48,838	$48,838

Notes:

(1)	Reflects two times Mr. Smidler’s 2010 base salary ($330,000) and last paid bonus ($0.00). If retirement, death or disability, reflects pro-rata bonus at target, to be paid when normally paid to other executives. Mr. Smidler joined the company in December 2009.
(2)	Mr. Smidler is not yet a participant in the company’s LTIP program.
(3)	Reflects the value of unvested restricted stock that becomes fully vested, calculated by the difference between the exercise price and the closing market price of $29.07 as of December 31, 2010.
(4)	Mr. Smidler is not a participant in the company’s pension plan or SERP.
(5)	Reflects the value of the company’s share of premium payments to be made for medical and dental for 24 months, based on 2011 premiums for active employees with one dependent.
(6)	Reflects the value of regular annual premium based on 2010 rate, which will be paid for 24 months. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/2010 is illustrated in this chart assuming net rate of return for annual premium at 2.79%, mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), and interest at 4.50%.
(7)	Reflects 401(k) Plan company matching contributions. Mr. Smidler is not vested in the company’s 401(k) plan company matching contributions. Mr. Smidler would entitled to receive his contributions to this plan The definition of accrued benefits does not include unreimbursed business expenses that may be due.

CANDACE A. CLARK

Termination Event

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer for Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Disability	Death
Cash Payments:
• Severance(1)	0	1,206,668	1,206,668	0	0	0
• Acceleration of Long-Term Incentive(2)	0	452,890	345,540	345,540	345,540	345,540
Acceleration of Unvested Equity:
• Stock Options	0	0	0	0	0	0
• Restricted Stock(3)	0	0	0	0	0	0
Retirement Benefits and NQDC:
• Present Value of Additional Service Credit for Retirement Benefits(4)	0	217,874	0	0	0	0
• Non-qualified Deferred Compensation	0	0	0	0	0	0
Perquisites and Other Benefits:
• Health & Welfare(5)	0	21,746	21,746	0	0	0
• Life Insurance(6)	0	282,219	6,778	0	0	0
• Auto Allowance(7)	0	29,875	29,875	29,875	0	0
• Outplacement Services	0	30,000	0	0	0	0
• All Other(8)	113,219	113,219	113,219	113,219	113,219	113,219
Tax Reimbursement:
• Excise Tax & Gross-Up	0	0	0	0	0	0
Total	$113,219	$2,354,491	$1,723,826	$488,634	$458,759	$458,759

Notes:

(1)	Reflects two times Ms. Clark’s 2010 base salary ($374,170) and last paid bonus ($229,164). If retirement, death or disability, reflects pro-rata bonus at target, to be paid when normally paid to other executives.
(2)	Reflects a pro-rata payment of the 3-year long-term incentive award grants made for the 2009 – 2011 and 2010 – 2012 performance periods; reflects payment of 100% target in the event of a Change in Control.
(3)	Reflects the value of unvested restricted stock that becomes fully vested, calculated by the difference between the exercise price and the closing market price of $29.07 as of December 31, 2010.
(4)	This amount does not include amounts that the named executive officer accrued under the company’s pension plan and SERP as of December 31, 2010, which are disclosed in the Pension Benefits table at page 44.
(5)	Reflects the value of the company’s share of premium payments to be made for medical and dental for 24 months, based on 2011 premiums for active employees with one dependent.
(6)	Reflects the value of regular annual premium based on 2010 rate, which will be paid for 24 months. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/2010 is illustrated in this chart assuming net rate of return for annual premium at 2.79%, mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), and interest at 4.50%.
(7)	Reflects the Kelley Blue Book trade-in value of Ms. Clark’s vehicle. Ms. Clark will move to a vehicle allowance at the time her company vehicle lease expires in 2011.
(8)	Reflects 401(k) Plan company matching contributions. Ms. Clark is also entitled to receive her contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 44, and unreimbursed business expenses that may be due.

Risk Assessment of Compensation Policies and Practices

Management, including the company’s Internal Audit Department, has reviewed existing incentive compensation programs in which executives who are not named executive officers participate in order to confirm that such programs do not create risks that are reasonably likely to have a material adverse effect on the company. Incentive compensation programs exist at our Corporate headquarters and at both the Aerospace and Industrial Distribution segments and no particular business carries a significant portion of the company’s overall risk profile. Stock incentive awards are also available under the company’s 2003 Stock Incentive Plan for executives recommended by senior management at each business segment and at our Corporate Headquarters. These awards are determined based upon parameters developed by the Personnel & Compensation Committee’s independent consultant and all awards are reviewed and approved by the Personnel & Compensation Committee. The cash incentive compensation program for Corporate executives is subject to performance parameters and dollar limitations with supervisor recommendations reviewed and approved by the VP-Human Resources and Chief Executive Officer. Cash incentive programs at the Aerospace segment tend to be discretionary in nature with review and approval of all recommendations by the division senior management as well as the Aerospace segment President. Cash incentive programs at the Industrial Distribution segment tend to be based upon degree of attainment of specific financial performance goals which, overall, are developed on a basis consistent with the segment’s longer-term financial goals. These programs are subject to review by the Industrial Distribution VP-Human Resources and the segment President. On the basis of this review, our management has concluded that existing incentive programs applicable to non-named executive officers do not create risks that are reasonably likely to have a material adverse effect on the company.

PROPOSAL 2

PROVIDE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recommends a vote “FOR” this Proposal.

Background

This year we are including a non-binding shareholder vote proposal on our executive compensation program as described in this proxy statement for approval at the annual meeting. This has become commonly known as a “Say on Pay” vote and is required by recent federal legislation.

We encourage shareholders to review the Compensation Discussion and Analysis and the accompanying compensation tables and narrative located at pages 21 through 40 for a thorough explanation of our approach to executive compensation and how our named executive officers’ actual pay has correlated with the company’s financial performance. Our fundamental objectives are to:

•	Increase shareholder value by motivating talented individuals to achieve the company’s annual and longer-term financial and strategic operational goals with compensation related to objective benchmarks and company performance. To do this, we use a mix of pay elements, including salary, annual and long-term incentive opportunities and benefits, which we believe results in an appropriate balance among salary, incentive compensation and benefits. Overall, salary and benefits are determined based upon comparison to the competitive market for our executives and a group of the Russell 2000 index companies that approximate our revenue size while the annual and long-term incentive opportunities are directly related to the company’s financial performance compared to the Russell 2000 index companies.
•	Have a significant percentage of our senior executives’ incentive compensation tied to successful execution of strategic operational goals. To accomplish this, we establish objective and measurable goals on an annual and longer-term (3 years) basis and compare actual performance to objective, measurable benchmarks, as described above. As a result, executives, especially the named executive officers, earn above average compensation when the company achieves above average financial performance compared to the Russell 2000 index of companies.
•	Have our named executive officers maintain a significant equity stake in the company to further align their interests with those of our shareholders.

We maintain meaningful stock ownership guidelines and require that up to 1/3 of a cash LTIP be paid in stock if the company’s stock ownership guidelines have not been attained by a named executive officer. To protect against inappropriate risk taking, we use caps on potential awards for both annual and long-term incentives and our executives have agreed to be subject to claw back policies as implemented by the Board following SEC further ruling making under Dodd-Frank. In February 2011, the Committee also recommended, and the Board adopted, an anti-hedging policy which provides that no director or executive officer may speculate in company stock or debt securities, including hedging or any type of arrangement that would have a similar economic effect.

•	Assure that the benefits provided to the named executive officers are consistent with practices of similar companies and also align with shareholder interests. To accomplish this, we have made the following changes:
º	The company closed its supplemental retirement plan to new executive officers in early 2010 and current participants will have compensation through calendar year 2010 only used to determine benefits levels.
º	Perquisites that were available to the named executive officers and others were eliminated for the named executive officers in early 2010, including medical expense reimbursement (up to $5,000 per year) and tax and estate planning reimbursement (up to $10,000 per year). Further, leased company vehicles will be replaced by a vehicle allowance on a going forward basis.

º	In early 2010, the Personnel & Compensation Committee indicated its intention that no excise tax gross-up benefit will be provided in any new or renewed employment agreement or change in control agreement.
º	We believe that several other aspects of the executive officers’ management agreements are already consistent with market practices, including the existence of a so-called “double trigger” in order to receive severance payments in the event of a change of control: that is, the need for both a change in control and termination of employment before any severance payments would be paid in a change of control situation.
•	Respond appropriately in light of economic circumstances.
º	Although salaries for our named executive officers are determined with reference to market surveys and a sampling of comparable Russell 2000 companies and therefore incorporate the effects of general economic conditions, we are also mindful of other actions that might be in the best interests of the company and its shareholders. We illustrated this mindset when we did not provide any salary increase for corporate officers and business segment presidents, including each of the named executive officers for calendar year 2009. In 2010, any salary increase for named executive officers was based upon the analysis described in this paragraph; no additional amount was included to “make up for” the freeze in 2009.

As we discuss in the Compensation Discussion and Analysis, we believe that the compensation paid to our named executive officers for 2010 bears a direct and corresponding relationship to the company’s 2010 financial performance.

Board Recommendation

The Board believes that the company’s executive compensation program effectively reflects the objectives described above and therefore, recommends that shareholders vote FOR the following resolution:

RESOLVED: That the compensation paid to the company’s named executive officers, as described in the Compensation Discussion and Analysis, Summary Compensation Table, and related compensation tables and accompanying narrative discussion in this proxy statement be, and it hereby is, APPROVED.”

Because this vote is advisory, neither the company nor the Board is required to take action in response to the outcome of the vote on this Proposal. Shareholders can be assured, however, that the shareholder sentiment expressed by the vote will be carefully considered by the Personnel & Compensation Committee and the Board in crafting their approach to executive compensation matters.

PROPOSAL 3

PROVIDE AN ADVISORY VOTE ON THE FREQUENCY OF THE EXECUTIVE COMPENSATION ADVISORY VOTE

Background

This year we are including a non-binding shareholder vote to advise us about whether the advisory vote on our executive compensation program should be held every 1, 2 or 3 years. This advisory vote is also required by recent federal legislation and it will be held at least once every 6 years.

We believe that our executive compensation program does a good job of balancing the need to attract and retain talented individuals while providing incentive compensation that is directly linked to the company’s financial performance. We welcome our shareholders’ expression of their views on the program and therefore, we believe that shareholders should have that opportunity every year. That does not mean that shareholder views would be implemented immediately as this vote is non-binding and the Board would need time to thoughtfully consider appropriate changes to its program.

Board Recommendation

The Board recommends that shareholders select “One Year” on Proposal 3 recommending frequency of the executive compensation advisory vote.

We also want to remind our shareholders that they have additional opportunities to express their views regarding executive compensation matters, including periodic shareholder approval requirements for our Cash Bonus Plan and Stock Incentive Plan under federal tax laws. Shareholders also have the ability to communicate directly with the board as described under the caption “Communications with the Board” on page 17.

Because this vote is advisory, neither the company nor the Board is required to take action in response to the outcome of the vote on this Proposal. Shareholders can be assured, however, that the shareholder sentiment expressed by the vote will be carefully considered by the Personnel & Compensation Committee and the Board in crafting their approach to executive compensation matters.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

The Board of Directors Recommends a Vote “FOR” this Proposal.

The Audit Committee has selected KPMG LLP as the independent registered public accounting firm for the company for the calendar year ending December 31, 2011 and the Board has ratified this choice. Although not legally required to do so, the Board has historically chosen to ask the company’s shareholders to ratify the selection of the company’s independent registered public accounting firm. In the event shareholders do not ratify the appointment, the Audit Committee and the Board will reconsider it. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from shareholders.

Board Recommendation

The Board recommends a vote “FOR” Proposal 4 ratifying the appointment of KPMG LLP as the company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The directors named below constitute the current Audit Committee (the “Committee”) of the board. We each serve for a term of one year and until our successors are elected and qualify. The board has made an affirmative determination that each of us is independent, as defined by the Nasdaq Stock Market, Inc. and the SEC and otherwise in accordance with the Committee’s charter and our Governance Principles. Further, the Board has made an affirmative determination that in light of our respective backgrounds and experiences, we each meet the financial literacy requirements for service to the Committee, and that Mr. Huston, and upon Mr. Huston’s retirement, Mr. Minnich and Ms. Kraus possess the qualifications for service as Committee financial experts.

The Committee oversees the company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and for expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Committee reviewed and discussed with management and KPMG LLP the company’s audited consolidated financial statements for the year ended December 31, 2010, the representations of management and KPMG’s opinion regarding such statements, and the company’s system of internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act. The Committee discussed with the company’s Internal Audit Department director and with KPMG LLP the overall scope and plan of their individual audits and reviewed the results of their examinations and the overall quality of the company’s financial reporting. The Committee also received from KPMG LLP a written report relative to matters required by Statement on Auditing Standards No. 61 and discussed the report with KPMG LLP and management. Based upon these reviews and discussions and in reliance upon them, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.

During 2010, the Committee monitored the qualifications, performance, effectiveness and independence of KPMG LLP, the company’s independent registered public accounting firm. In that regard, the Committee has received from KPMG, and discussed with it, a written report required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Committee concerning KPMG’s independence.

The Committee also approved KPMG LLP as the independent registered public accounting firm for 2011, which approval has been ratified by the Board and is being recommended for ratification by shareholders at the 2011 Annual Meeting of Shareholders.

Audit Committee Edwin A. Huston, Chair Brian E. Barents Eileen S. Kraus George E. Minnich

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

Principal Accounting Fees and Services

The following is a summary of the fees billed to the company by KPMG LLP for professional services rendered for the years ended December 31, 2010 and 2009:

Fee Category	2010 Fees	2009 Fees
	(In Thousands)
Audit Fees	$1,296.1	$1,267.8
Audit-Related Fees	342.0	107.3
Tax Fees	496.5	464.1
Total Fees	$2,134.6	$1,839.2

Audit Fees relate to services rendered for the audit of the company’s consolidated financial statements and audit of the effectiveness of internal controls and financial reporting for the periods ended December 31, 2010 and 2009; and review of the interim consolidated financial statements included in quarterly reports and services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-related fees in 2010 are primarily for due diligence assistance related to acquisition activity and special reports pursuant to agreed-upon procedures in connection with the Company’s convertible debt transaction. The 2009 fees primarily relates to KPMG’s support in our efforts to identify the effects associated with reporting under the International Financial Reporting Standards.

Tax Fees relate to tax compliance, tax advice, and tax planning services, including assistance with federal, state and international tax compliance, tax audit defense, acquisitions and international tax planning.

The Audit Committee’s policy is to pre-approve all audit, non-audit, tax and other fees to be paid to its independent auditor. The Chairman of the Committee has been authorized by the Committee to pre-approve proposals up to one hundred thousand dollars per service item, subject to the full Committee’s approval at a subsequent meeting. Pre-approvals are specific as to the particular service that is proposed and each service is generally subject to a budget.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Pursuant to SEC rules, proposals of shareholders intended to be included in the company’s 2012 proxy materials and submitted for action at the 2012 Annual Meeting of Shareholders must be received by the company, 1332 Blue Hills Avenue, Bloomfield, CT 06002 on or before November 1, 2011. Pursuant to SEC rules and the company’s Bylaws, shareholders who wish to present a proposal at the 2012 Annual Meeting of Shareholders, when such proposal is not intended to be included in the company’s proxy materials relating to that meeting, must give advance notice to the company, 1332 Blue Hills Avenue, Bloomfield, CT 06002 on or before February 12, 2012, but no earlier than January 28, 2012, which is the period not less than 75 days, nor more than 90 days, prior to the first anniversary of the company’s annual meeting of shareholders to be held on April 27, 2011. Please review the company’s Bylaws which contain additional advance notice requirements, including with respect to advance notice of shareholder proposals and director nominations; see page 13 for further description.

Exhibit 1

National Survey Data Used by
Independent Compensation Consultant
For 2010 Market Report

	Compensation Element
Surveys	Base Salary	Annual Bonus Target	Long-term Compensation Target	Number of Participants
Hewitt Associates — Executive Compensation Survey	X	X	X	561	Fortune 1000 companies
Towers Watson — Executive Compensation Database	X	X	X	428	Fortune 1000 companies
Hewitt Associates Total Compensation Center	—	—	X		Not determinable

Sample of Russell 2000 Companies
Used to Evaluate Reasonableness of
CEO Base Salary and Target Bonus

Kaman – Benchmark Russell 2000 Companies*

Company	Most Recently Reported Revenues (millions)
Albany International	$871,045
Barnes Group	$1,034,200
Callaway Golf	$950,799
Carpenter Technology	$853,000
Enpro Industries	$803,000
Esterline Technologies	$1,526,601
H B Fuller	$1,234,659
Hexcel Corp	$1,108,300
Intermec Inc.	$658,200
Moog Inc	$2,114,252
Nordson Corp	$1,041,551
Plexus Corp	$2,013,393
Schulman (A) Co	$1,590,443
Spartec Corp	$926,777
Stepan Co	$1,276,382
Superior Industries Int’l	$418,846
Technitrol Inc	$398,803
Teledyne Technologies	$1,765,200
Tupperware Brands	$2,127,500
Valmont Industries	$1,786,601
Average	$1,224,978
Median	$1,074,926
75th Percentile	$1,634,132
Note: Data taken from most recent Form 10-K and proxy statements as of November 2010.

*	Two companies that have historically been included in this list are excluded this year. Champion Enterprises filed for bankruptcy during the past year and Varian, Inc. was acquired and is no longer a public company.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Kaman Corporation

INTERNET
http://www.proxyvoting.com/kamn
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 93108 Fulfillment# 93173

▼ FOLD AND DETACH HERE ▼

This Proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given, it will be voted in accordance with the Board of Directors' recommendations. **The Board of Directors recommends a vote "FOR" PROPOSALS 1, 2 AND 4 and FOR 1 YEAR on Proposal 3.**

Please mark your votes as indicated in this example ☒

	FOR ALL (except as indicated below)	AUTHORITY WITHHELD	*EXCEPTIONS
PROPOSAL 1	☐	☐	☐

01 Brian E. Barents
02 George E. Minnich
03 Thomas W. Rabaut

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	AGAINST	ABSTAIN
PROPOSAL 2 To provide an advisory vote on executive compensation.	☐	☐	☐

	1 year	2 years	3 years	Abstain
PROPOSAL 3 To provide an advisory vote on the frequency of the executive compensation advisory vote.	☐	☐	☐	☐

The Board of Directors recommends a vote for "1 year".

	FOR	AGAINST	ABSTAIN
PROPOSAL 4 Ratification of the appointment of KPMG LLP as the company's independent registered public accounting firm.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign exactly as name(s) appear hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________ Signature ____________ Title(s) ____________ Date ____________, 2011

YOUR VOTE IS IMPORTANT

Choose **MLink**[SM] for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

KAMAN CORPORATION

PROXY FOR COMMON STOCK IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Kaman Corporation Common Stock hereby appoints Neal J. Keating and William C. Denninger, or either of them with full power of substitution, as attorneys and proxies for and in the name of the undersigned to vote all the shares of the Common Stock of Kaman Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, April 27, 2011, beginning at 11:00 a.m., local time, at the company, 1332 Blue Hills Avenue, Bloomfield, Connecticut, and at any adjournments or postponements thereof, as directed on this card on the matters set forth on the reverse side hereof, all as described in the accompanying Proxy Statement and in their discretion, on all other matters that may properly come before such Annual Meeting.

This proxy card, when properly executed, will be voted in the manner directed herein. If the proxy is signed and returned but no directions are given, then the proxy will be voted "FOR" approval of each of Proposals 1, 2 and 4, and for 1 YEAR on Proposal 3 and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO# 93108

Fulfillment# 93173